Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated as of January 25, 2022

by and among

Prime focus world n.v.,

SPORTS VENTURES Acquisition Corp.,

AKICV LLC,

PF Overseas Limited,

and

pRIME FOCUS 3D COOPERATIEF U.A.

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ii

EXHIBITS

Exhibit A – Form of A&R Memorandum and Articles of Association

Exhibit B – Form of A&R Registration Rights Agreement

Exhibit C – Form of Sponsor Backstop Agreement

Exhibit D – Form of Sponsor Support Agreement

Exhibit E – Form of Stockholder Support Agreement

Exhibit F – Form of PFL Agreement

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of January 25, 2022, is entered into by and among Prime Focus World N.V., a public limited liability company incorporated in the Netherlands (the “Company”), PF Overseas Limited, a limited liability company incorporated in Mauritius (“PF Overseas”), Prime Focus 3D Cooperatief U.A., a Dutch cooperative association (“Dutch Co-op”), AKICV LLC, a Delaware limited liability company (“Sponsor”), and Sports Ventures Acquisition Corp., a Cayman Islands exempted company (“Svac”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 1.01 of this Agreement.

RECITALS

WHEREAS, Svac is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a Business Combination;

WHEREAS, the Svac Board has approved and deemed it advisable and in the best interests of the Svac shareholders, to approve and adopt this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby as a Business Combination;

WHEREAS, the Company Board has approved and deemed it advisable and in the best interests of its stockholders to approve and adopt this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Company Exchange);

WHEREAS, at the Closing, in accordance with this Agreement, the Company Stockholders and Svac shall effect the Company Exchange;

WHEREAS, in connection with the Transactions, Svac shall enter into the Amended and Restated Memorandum and Articles of Association substantially in the form set forth in Exhibit A (the “Svac Articles of Association”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Svac and Sponsor are entering into that certain Sponsor Support Agreement (the “Sponsor Support Agreement”), whereby, among other things, the Sponsor has agreed: (i) to vote its Svac Class B Ordinary Shares in favor of the Transactions; and (ii) to waive the Svac Anti-Dilution Provisions;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Svac and Sponsor are entering into that certain Sponsor Backstop Agreement (the “Sponsor Backstop Agreement”), providing that, among other things, the Sponsor will agree to subscribe for certain equity or equity-linked securities of Svac in connection with the Closing (the “Sponsor Backstop Subscription”);

WHEREAS, concurrently with the consummation of the Transactions, Svac will cause the Registration Rights Agreement to be amended and restated, substantially in the form set forth in Exhibit B (the “A&R Registration Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Common Equity Investors and Svac have entered into subscription agreements (the “Subscription Agreements”) pursuant to which the Common Equity Investors have agreed to purchase an aggregate of $168,000,000 of Svac Class A Ordinary Shares (the “Common Equity Financing” and the aggregate purchase price of such shares, the “Common Equity Financing Amount”) such purchases to be consummated substantially concurrently with the Closing;

WHEREAS, at the Closing, pursuant to the Svac Organizational Document, the Sponsor’s Class B Ordinary Shares shall automatically convert into Class A Ordinary Shares on a one-for-one basis; and

WHEREAS, pursuant to the Svac Organizational Document, Svac shall provide an opportunity to the Svac Shareholders to have their Svac Class A Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Svac Organizational Document, the Trust Agreement, and the Proxy Statement in conjunction with obtaining approval from the Svac Shareholders of this Agreement and the Transactions (the “Offer”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Svac, Sponsor, PF Overseas, Dutch Co-op and the Company agree as follows:

Article 1
Certain Definitions

Section 1.01 Definitions.

(a) As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, other than the Transactions, any offer or proposal relating to, in a single transaction or a series of related transactions: (i) with respect to the Company Group, (A) any acquisition or purchase, direct or indirect, of (x) a portion of the business of the Company Group that comprises 20% or more of its combined net revenues or net income, taken as a whole, (y) 20% or more of the consolidated assets of the Company Group, taken as a whole, or (z) 20% or more of the Company Ordinary Shares and the Company Preferred Shares (on an as converted basis) or 20% or more of the capital stock of a Subsidiary or Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company Group, taken as a whole or (B) a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any member or members of the Company Group whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company Group, taken as a whole; or (ii) with respect to Svac, a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction that would constitute a Business Combination with or involving Svac (or any Affiliate or Subsidiary of Svac) and any party other than the Company.

“Action” means any claim, action, suit, investigation, assessment, arbitration, charge, indictment, information or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, the Sponsor shall be deemed an Affiliate of Svac, prior to the Company Exchange Effective Time, for all purposes hereunder.

“Aggregate Closing Consideration” means $1,321,000,000.00.

“Ancillary Agreements” means the Sponsor Support Agreement, the Stockholder Support Agreement, the Sponsor Backstop Agreement, the Subscription Agreements, the A&R Registration Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate business combinations, foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, if applicable, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, and any similar Laws in other jurisdictions.

“Available Cash Consideration” means as of immediately prior to Closing, an amount of cash equal to (i) the Available Svac Cash minus (ii) the Closing Payments minus (iii) the Novator Debt Payment plus (iv) the gross proceeds under the Sponsor Backstop Agreement plus (v) the proceeds from the Debt Financing actually received by the Company prior to or substantially concurrently with the Closing.

“Available Svac Cash” means all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit) of any of the Svac Parties as of 12:01 a.m. Pacific Time on the Closing Date, including: (i) the funds remaining in the Trust Account following any Svac Share Redemptions in connection with the Offer and (ii) the net proceeds actually received by Svac in the Common Equity Financing and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared (but inclusive, for the avoidance of doubt, of ACH and wire transfer fees) as of 12:01 a.m. Pacific Time on the Closing Date.

“Business Combination” has the meaning given to such term in the Svac Organizational Document.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CICL” means the Companies Law (2021 Revision) of the Cayman Islands.

“Closing Payments” means, without duplication, (i) the Outstanding Company Expenses and (ii) the Outstanding Svac Expenses.

“Closing Stock Price” means $10.00 per share.

“Common Equity Investor” means any Person that is a party to a Subscription Agreement.

“Company Articles of Association” means the articles of association of the Company dated as of December 18, 2020, as they may be amended, restated or otherwise modified from time to time.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment agreement, individual consulting agreement, compensatory equity or equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, pension, fringe benefits or other compensatory or benefit plan, program, arrangement, policy, trust, annuity, funding arrangement or Contract, in each case, that is maintained, sponsored or contributed to by any member of the Company Group or pursuant to which any member of the Company Group has any material obligations or material liabilities, whether fixed or contingent or direct or indirect, excluding any statutory plan maintained or required to be maintained pursuant to applicable Law (other than the laws of the United States and the United Kingdom).

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means, collectively, the Company Ordinary Shares and Company Preferred Shares.

“Company Disclosure Schedule” means that certain disclosure letter delivered by the Company to Svac in connection with this Agreement.

“Company Employee” means any employee of any member of the Company Group.

“Company Group” means the Company and its Subsidiaries.

“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any member of the Company Group.

“Company Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, assets or results of operations of the Company Group, taken as a whole, excluding any effect resulting from: (i) the taking by any member of the Company Group of any COVID-19 Actions; (ii) any change following the date hereof in applicable Laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof; (iii) any change in interest rates or economic, financial, market or political conditions generally; (iv) any change generally affecting any of the industries or markets in which the Company Group operates; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event; (vi) the announcement of the execution of this Agreement, the pendency or consummation of the Company Exchange or the performance of this Agreement (or the obligations hereunder), other than with respect to Section 3.04; (vii) the compliance with the express terms of this Agreement, other than pursuant to Section 6.01(a); or (viii) in and of itself, the failure of the Company Group, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of this Agreement; except, in the case of each of clauses (i), (ii), (iii), (iv) or (v), to the extent that any such effect has a disproportionate adverse effect on the Company Group, taken as a whole, relative to the adverse effect on other companies operating in the digital effects industry; provided further that clause (viii) shall not preclude Svac from asserting that any facts or occurrences giving rise to or contributing to such effects that are not otherwise excluded from the definition of Company Material Adverse Effect should be taken into account in determining whether a Company Material Adverse Effect has occurred or would have reasonably been expected to occur, or (b) the ability of the Company Group to consummate the Transactions.

“Company Option” means each option to purchase Company Ordinary Shares granted under the Company Stock Plan or otherwise.

“Company Optionholder” means each holder of a Company Option.

“Company Ordinary Shares” means the Ordinary Shares I and the Ordinary Shares II.

“Company Personal Information” means Personal Information Processed directly or indirectly by, for or on behalf of any member of the Company Group.

“Company Stock Plan” means the Prime Focus World N.V. Equity Compensation Plan dated May 21, 2013, as amended.

“Company Stockholder” means a holder of Company Capital Stock, immediately prior to the Company Exchange Effective Time.

“Company TSM Shares” means, without duplication, as of immediately before the Company Exchange Effective Time, the sum of: (i) the number of issued and outstanding Company Ordinary Shares (including, without duplication, the number of Company Preferred Shares on an as-converted basis, but excluding any treasury shares); and (ii) the number of Company Ordinary Shares issued or issuable upon the exercise of all vested Company Options (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Transactions); in the case of clause (ii), determined on a net exercise basis. For purposes of determining the number of Company Ordinary Shares on a net exercise basis under clause (ii), the per-share value of the Company Ordinary Shares shall be equal to the (A) the sum of (1) the Aggregate Closing Consideration plus (2) the aggregate exercise price of all vested Company Options divided by (B) the Company TSM Shares determined as if the words “net exercise basis” were replaced with the words “cash exercise basis”.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Action” means any action taken or omitted to be taken after the date of this Agreement that is (i) consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement and not prohibited by applicable Law, or (ii) reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures,” including the establishment of any policy, procedure or protocol.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Debt Commitment Letter” means the executed commitment letter (including all exhibits and schedules thereto) delivered to the Company on the date hereof, as may be amended, supplemented, modified or replaced in compliance with this Agreement and in accordance with the terms thereof, in each case, pursuant to which the Debt Financing Sources party thereto have agreed (on the terms and subject to the conditions thereof), to lend the amounts set forth therein.

“Debt Financing” means the debt financing incurred or intended to be incurred by the Company pursuant to the Debt Commitment Letter.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Common Equity Financing and the Sponsor Backstop Commitment) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, commitment letters, note purchase agreements, indentures, credit agreements or other agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and, in each case, their respective successors and assigns.

“Derivative Securities” means, with respect to a Person, (i) securities of such Person convertible into or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, such Person; (ii) subscriptions, warrants, calls, options, stock appreciation rights or other rights to acquire from such Person, or other obligation of such Person to issue, any capital stock or other voting securities of, or ownership interests in, such Person, or securities convertible into or exchangeable for capital stock or other voting securities of, or ownership interests in, such Person; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or other equity or equity-linked incentives or awards or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, such Person.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to each member of the Company Group, any Person, trade or business (whether or not incorporated) that, together with such member of the Company Group, is required to be treated as a “single employer” under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Consideration Value by (b) the Closing Stock Price.

“Existing Company Facilities Agreement” means the Amendment and Restatement Deed dated as of January 4, 2022 by and among the Company, National Westminster Bank PLC, J.P. Morgan Chase Bank N.A., London Branch, ING Bank N.V., Singapore Branch, BNP Paribas Fortis SA/NV, Santander UK PLC and Deutsche Bank AG New York Branch as lenders, the Royal Bank of Scotland PLC as agent, and National Westminster Bank PLC as security agent and the other parties thereto.

“Fraud” means actual and intentional common law fraud committed by a party hereto with respect to the making of the representations and warranties set forth in Article 3 or Article 4, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence, in the absence of express intention that another party hereto rely on such representation or warranty to its detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement, articles of association, and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or non-U.S. government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“Incidental License” means any: (i) permitted use in a nondisclosure agreement, confidentiality or secrecy agreement; (ii) licenses with current and former employees or contractors of the Company or any of its Subsidiaries; (iii) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business; (iv) licenses granted by the Company or any of its Subsidiaries to end users that arise as a matter of law by implication as a result of use of the Company’s and its Subsidiaries’ product and services offerings in the ordinary course of business, (v) licenses or software as a service agreements for the use by the Company of generally available Software (or Software as a service product) that are available on standard terms; (vi) licenses for Open Source Materials owned by a third party; or (vii) any non-exclusive license that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as a sales or marketing Contract that includes an incidental license to use the trademarks of the Company or any Subsidiary of the Company for the purposes of advertising and selling the products or services of the Company or any Subsidiary of the Company during the term of and in accordance with such Contract, or a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case, to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) guarantees with respect to any amounts of a type described in clauses (a) through (g) above; and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.

“Intellectual Property” means (a) trademarks, service marks, trade names, trade dress, domain names, social media identifiers, brand names, logos and other source identifiers and all goodwill related thereto, (b) mask works, database rights and copyrights, (c) trade secrets, know-how, processes, procedures, source code and other confidential business information (collectively, “Trade Secrets”), (d) inventions (whether or not patentable, patents, patent applications and other patent rights including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof), (e) Software, (f) any registrations or applications for registration of any of the foregoing and (g) any other type of proprietary intellectual property rights.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws. Without limiting the generality of the foregoing, for purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Minimum Cash” means $350,000,000.

“Nasdaq” means The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

“Novator Capital” means Novator Capital Limited, a company incorporated under the laws of Guernsey with registered number 67622, whose registered office is at Royal Chambers.

“Novator Debt” means the outstanding debt pursuant to the Amendment and Restatement Deed dated July 19, 2021 by and between PF World Limited (“PF World”) as borrower, PF World Limited, PF Overseas, Dutch Co-op, PF Investments Limited, and Prime Focus Luxembourg S.A.R.L. as guarantors and Novator Capital as lender (the “Novator Debt Documents”), plus accrued interest as of the Closing Date, provided that the determination of such debt shall not incorporate the “Permitted IPO Amount” thereunder for the purposes of this Agreement, but shall separately be determined among the parties to the Novator Debt Documents.

“Novator Debt Payment” has the meaning set forth in Section 2.05(a).

“Parties” means (i) with respect to this Agreement, the Company, Svac, PF Overseas, Dutch Co-op, Sponsor (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and references herein to a “Party” or the “Parties” means any of them.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Consideration Value” means (a) the Aggregate Closing Consideration divided by (b) the Company TSM Shares.

“Per Share Stock Consideration” means with respect to any Company Ordinary Share (including on an as-converted basis with respect to any Company Preferred Shares) issued and outstanding immediately prior to the Company Exchange Effective Time, a number of validly issued, fully paid and nonassessable Svac Class A Ordinary Shares equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) purchase money Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP or the non-US equivalent thereof, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) in the case of real property, whether or not leased, matters that would be disclosed by an accurate survey or inspection of any such real property which do not materially interfere with the current use or occupancy of such real property, (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy, (viii) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (ix) Liens described on Section 1.01(A) of the Company Disclosure Schedule or incurred in connection with activities permitted under Section 5.01 hereof (including, for the avoidance of doubt, the Debt Financing and any refinancings of existing indebtedness of the Company Group).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information, in any form, that is considered “personally identifiable information,” “personal information,” or “personal data,” under the Privacy Laws or in any other applicable Laws.

“PFL Agreement” means the agreement set forth as Exhibit F.

“Privacy Laws” means all applicable Laws governing the privacy, security, protection or Processing of Personal Information, including to the extent directly applicable to the Company, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, (Indian) Information Technology Act, 2000 and rules promulgated thereunder; the Personal Information and Electronic Documents Act, the Personal Information Protection Act, S.B.C., An act respecting the protection of personal information in the private sector, An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act and the Telecommunications Act (Canada) (collectively, “Canadian Privacy Laws”); and the General Data Protection Regulation 2016/679 (GDPR) and any applicable national laws which implement the GDPR, the United Kingdom GDPR and GDPR (as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019) UK Data Protection Act 2018, the e-Privacy Directive (Directive 2002/58/EC) and any applicable national laws which implement the e-Privacy Directive including in the United Kingdom (collectively, “EEA-UK Privacy Laws”), and including in particular all requirements arising under EEA-UK Privacy Laws and/or Canadian Privacy Laws related to the sharing and cross-border transfer of Personal Information.

“Privacy Policies” means the Company’s privacy policy available at https://www.dneg.com/privacy-policy/, and any other written policy or notice of the Company relating to Personal Information required by Privacy Laws.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, access, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.

“Redeeming Shareholder” means an Svac Shareholder who demands that Svac redeem its Svac Class A Ordinary Shares for cash in connection with the Offer and in accordance with the Svac Organizational Document.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 5, 2021 (as it may be amended or modified from time to time), by and among the Svac, the Sponsor and the other parties thereto.

“Representatives” means, collectively, with respect to any Person, such Person’s Affiliates and the officers, directors, employees, agents or advisors, including any investment banker, broker, attorney, legal counsel, accountant, consultant or other authorized representative of such Person and its Affiliates.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Service Provider” means any employee (including any Company Employee), officer, director, manager, individual independent contractor or individual consultant of the Company Group.

“Software” means all computer software, applications, and programs, including software compilations, development tools, compilers, files, scripts, architecture, application programming interfaces, mobile applications, algorithms, user interfaces, menus, buttons, icons, and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor Backstop Agreement” means a backstop agreement, substantially in the form of Exhibit C, providing for the Sponsor to, among other things, subscribe for common equity of Svac to support the consummation of the Transactions.

“Sponsor Support Agreement” means a support agreement, substantially in the form of Exhibit D, providing for the Sponsor to, among other things, vote in favor of the adoption of this Agreement and support the consummation of the Transactions.

“Stockholder Support Agreement” means a support agreement, substantially in the form of Exhibit E, providing for each of the stockholders of the Company to, among other things, vote in favor of the adoption of this Agreement and support the consummation of the Transactions, including by agreeing to participate in the Company Exchange.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Svac Anti-Dilution Provisions” means the anti-dilution provisions contained in Section 17.3 of the Svac Organizational Document.

“Svac Board” means the board of directors of Svac.

“Svac Class A Ordinary Shares” means the Class A ordinary shares of Svac, par value $0.0001 per share.

“Svac Class B Ordinary Shares” means the Class B ordinary shares of Svac, par value $0.0001 per share.

“Svac Disclosure Schedule” means that certain disclosure letter delivered by Svac to the Company in connection with this Agreement.

“Svac Material Adverse Effect” means a material adverse effect on the ability of the Svac Parties to consummate the Transactions.

“Svac Ordinary Shares” means Svac Class A Ordinary Shares and Svac Class B Ordinary Shares.

“Svac Organizational Document” means the Amended and Restated Memorandum and Articles of Association of Svac, adopted on September 24, 2020.

“Svac Parties” means Sponsor and Svac.

“Svac Related Party” means the Svac Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and Representatives.

“Svac Share Redemptions” means any redemptions of Svac Class A Ordinary Shares in connection with the Offer.

“Svac Shareholder” means a holder of Svac Ordinary Shares.

“Svac Units” means the units of Svac issued in connection with its initial public offering, which such units are comprised of one share of Svac Class A Ordinary Shares and one-third of one Svac Warrant.

“Svac Warrants” means rights to acquire Svac Class A Ordinary Shares that were included in the Svac Units sold as part of Svac’s initial public offering or sold to the Sponsor in a private placement in connection with such initial public offering.

“Svac Warrant Agreement” means the Warrant Agreement, dated as of January 5, 2021, between Svac and Continental Stock Transfer & Trust Company, as warrant agent.

“Tax” means any federal, state, provincial, territorial, local, non-U.S. and other income, estimated unemployment, social security, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, social security, national insurance, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, sales, use, or other tax or levy or other like governmental fee or assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Company Exchange.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
A&R Registration Rights Agreement	Preamble
Agreement	Preamble
Allocation Statement	2.04(b)
Alternative Conversion	2.03(d)
Chosen Courts	10.11
Closing	2.01(a)
Closing Date	2.01(a)
Code	Preamble
Common Equity Financing	Preamble
Common Equity Financing Amount	Preamble
Company	Preamble
Company Affiliate Agreement	3.12
Company Audited Financial Statements	3.07
Company Converted Options	2.03(d)
Company Cure Period	9.01(c)(ii)
Company D&O Insurance	7.06(b)
Company Designees	2.02(a)(i)
Company Exchange	2.01(b)(i)
Company Exchange Effective Time	2.01(b)(i)
Company Financial Statements	3.07(a)
Company Personal Information	3.16(a)
Company Preferred Shares	3.06(a)
Company Processing System	3.16(e)
Company Stockholder Consideration	2.01(b)(i)
Company Subsidiary Securities	3.02(d)
Company Unaudited Financial Statements	3.07(a)
Confidentiality Agreement	10.08
Converted Svac Option	2.03(a)
Copyleft Terms	3.15(g)
Data Partners	3.16(a)
DNEG Group	10.14(b)
Effective Time	3.01(b)
End Date	9.01(b)
Enforceability Exceptions	3.03(c)
Exchange Agent	2.06(a)
Exchange Agent Agreement	2.06(a)
Export Approvals	3.22(a)
Funding Amount	2.06(a)
Interim Period	5.01(a)
Internal Controls	4.06(d)
ITA	3.19(r)
JOBS Act	6.06(d)
Key Employee	5.01(a)(xi)
Letter of Transmittal	2.06(c)
Material Contracts	3.12(a)
Minimum Cash Condition	8.03(e)

Term	Section
Non-US Benefit Plan	3.17(h)
Novator Debt Payment	2.05(a)
Offer	Preamble
Open Source Materials	3.15(g)
Ordinary Shares I	3.06(a)
Ordinary Shares II	3.06(a)
Outstanding Svac Expenses	2.04(a)(iii)
Outstanding Company Expenses	2.04(a)
PFISL	5.07
PF Overseas/Novator Shares	2.05(a)
Primary Capital Wire Amount	2.04(b)(ii)
Privacy Commitments	3.16(a)
Proposals	7.02(a)
Protected Intellectual Property	3.15(d)
Proxy Statement	7.02(a)
R&W Policy	Section 6.05
Registered Intellectual Property	3.15(a)
Registration Rights Agreement	Preamble
Security Incident	3.16(b)
Shareholder Action	7.10
Sponsor	Preamble
Sponsor Backstop Commitment	4.22
Sponsor Backstop Subscription	Preamble
Sponsor Support Agreement	Preamble
Subscription Agreement	Preamble
Surviving Provisions	9.02
Svac	Preamble
Svac Affiliate Agreement	4.22
Svac Articles of Association	Preamble
Svac Board Recommendation	4.02(b)
Svac Cure Period	9.01(d)(i)
Svac EGM	6.03(a)
Svac Equity Incentive Plan	7.08(a)
Svac Fee Cap	10.05
Svac Financial Statements	4.07(a)
Svac Fully Diluted Shares	7.08(a)
Svac Group	10.14(a)
Svac Warrant	2.02(c)
Terminating Company Breach	9.01(c)
Terminating Svac Breach	9.01(d)
Transfer	5.07
Trust Agreement	4.14(a)
Trustee	4.14(a)

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Svac’s business, as applicable.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Whenever this Agreement refers to a time, such time shall refer to Pacific Time.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than one (1) Business Day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (a) in the virtual “data room” maintained on Intralinks.com under the title “Project Infinity” or (b) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to Svac, publicly filed with the SEC by Svac on or no later than one (1) Business Day prior to the date hereof.

Section 1.03 Knowledge.

As used herein, the phrase “to the knowledge of” shall mean the actual knowledge, or the knowledge that would have been acquired following reasonable inquiry of his or her direct reports, of:

(a) in the case of the Company, those individuals named in Section 1.03 of the Company Disclosure Schedule; and

(b) in the case of Svac or the Svac Parties, as applicable, those individuals named in Section 1.03 of the Svac Disclosure Schedule.

Article 2

CLOSING TRANSACTIONS

Section 2.01 Closing

On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur as set forth in this Article 2:

(a) Closing Date.

(i) The closing of the Company Exchange (the “Closing”) shall take place as soon as possible, but in any event no later than three (3) Business Days, after the date the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Svac and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(ii) Svac shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement in connection with the Closing to be so delivered and shall cause the Trustee, at the Closing, to (i) pay as and when due all amounts payable for the Svac Share Redemptions and (ii) pay all amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, including the transfer of funds which shall comprise a portion of the Primary Capital Wire Amount to Svac from the Trust Account. Thereafter, the Trust Account shall terminate.

(b) Company Exchange.

(i) On the Closing Date, Svac and the Company Stockholders shall consummate the Company Exchange, pursuant to which Svac shall acquire from the Company Stockholders, and the Company Stockholders shall transfer, convey and deliver to Svac by means of the execution of a notarial deed of contribution and transfer in favor of Svac of all of the capital stock of the Company as of immediately prior to the Company Exchange Effective Time, free and clear of all Liens (other than restrictions on transfer under generally applicable securities Laws or any general restrictions under the Company Articles of Association), and each Company Stockholder shall receive, in consideration for such transfer, conveyance and delivery of each Company Ordinary Share and each Company Preferred Share, a number of Svac Class A Ordinary Shares equal to such Company Stockholder’s portion of the Company Stockholder Consideration to which such Company Stockholder is entitled in accordance with this Agreement and as set forth in the Allocation Statement. The time at which the Company Exchange is actually consummated in accordance with this Agreement is referred to herein as the “Company Exchange Effective Time” and the transactions contemplated by this Section 2.01(b), collectively, the “Company Exchange”. The aggregate amount of consideration allocated to each Company Stockholder pursuant to this Section 2.01(b) is referred to herein as the “Company Stockholder Consideration”. Immediately after the Company Exchange Effective Time, the share register of Svac shall be written up in respect of the Svac Class A Ordinary Shares issued to Company Stockholders in exchange for the transfer, conveyance and delivery of the Company Ordinary Shares and the Company Preferred Shares, as applicable.

(ii) At the Company Exchange Effective Time, by virtue of the Company Exchange and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Company Exchange Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.

(c) Organizational Documents of Svac. At or prior to the Company Exchange Effective Time, the memorandum and articles of association of Svac, as in effect immediately prior to the Company Exchange Effective Time, shall be amended in accordance with its terms and the CICL, and Svac shall adopt the Svac Articles of Association, until thereafter supplemented or amended in accordance with its terms and the CICL.

Section 2.02 Directors and Officers; Certain Closing Actions.

(a) Conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq, the Company and the Svac Parties shall take all necessary action to cause the Svac Board as of immediately following the Closing to consist of up to seven (7) directors, of whom:

(i) one (1) individual shall be designated by the Sponsor, which individual shall (x) qualify as “independent” under applicable SEC and Nasdaq rules and regulations, and (y) be reasonably acceptable to the Company, no later than five (5) Business Days prior to the mailing of the Proxy Statement;

(ii) four (4) individuals shall be designated by the Company, including at least one (1) individual who qualify as “independent” under applicable SEC and Nasdaq rules and regulations, no later than five (5) Business Days prior to the mailing of the Proxy Statement (the “Company Designees”); and

(iii) two (2) individuals shall be designated by Novator Capital, which individuals shall (x) qualify as “independent” under applicable SEC and Nasdaq rules and regulations, no later than five (5) Business Days prior to the mailing of the Proxy Statement.

(b) Upon each individual becoming a director of the Svac Board, Svac will enter into customary indemnification agreements reasonably satisfactory to the Company and each such director.

(c) Conditioned upon the occurrence of the Closing, the Company and Svac shall take all actions necessary or appropriate (including securing resignations or removals, effective as of the Company Exchange Effective Time and making such appointments as are necessary) to cause the Persons determined by the Company and communicated in writing to Svac prior to the Closing Date to be the officers of Svac until the earlier of their resignation or removal or until their respective successors are duly appointed.

(d) Concurrently with the Closing, Svac shall cause the Registration Rights Agreement to be amended and restated to be substantially in the form of the A&R Registration Rights Agreement. Svac shall have provided all Persons listed in Section 2.02(d) of the Company Disclosure Schedule a reasonable opportunity to become parties to the A&R Registration Rights Agreement before the Closing and will include them as parties if so requested by them.

Section 2.03 Treatment of Company Options.

(a) Effective as of the Company Exchange Effective Time, each Company Option that is outstanding and not exercised as of immediately prior to the Company Exchange Effective Time, whether or not vested or exercisable, shall automatically be converted into an option to acquire Svac Class A Ordinary Shares (a “Converted Svac Option”). Each such Converted Svac Option shall (i) cover a number of Svac Class A Ordinary Shares determined by multiplying (A) the number of Company Ordinary Shares subject to the underlying Company Option immediately prior to the Company Exchange Effective Time by (B) the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, and (ii) have an exercise price per share in U.S. Dollars determined by dividing the exercise price per share of the underlying Company Option immediately prior to the Company Exchange Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent. As of the Company Exchange Effective Time, all Company Options shall cease to be outstanding and each Company Optionholder shall cease to have any rights with respect to such Company Options, except with respect to the resulting Converted Svac Options, as set forth in this Section 2.03(a).

(b) Notwithstanding the foregoing, the conversions described in Section 2.03(a) will be determined in a manner consistent with the requirements of Section 409A of the Code and Section 424(a) of the Code, in each case, to the extent applicable. Following the Company Exchange Effective Time, each Converted Svac Option shall be subject to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option as of immediately prior to the Company Exchange Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the Svac Board to be necessary or appropriate to give effect to the conversion or the Transactions.

(c) No later than immediately prior to the Company Exchange Effective Time, the Company shall obtain appropriate resolutions of the Company Board, take all necessary actions and provide all notices, in each case, that are required to: (i) effectuate the transactions contemplated by this Section 2.03; and (ii) provide for the termination of the Company Stock Plan (other than with respect to Converted Svac Options), effective as of the Company Exchange. Svac shall take all actions that are necessary for the assumption of the Company Options pursuant to this Section 2.03, including the reservation, issuance and listing of the Svac Class A Ordinary Shares subject to the Converted Svac Options (including as provided in Section 7.08(c)).

(d) Notwithstanding anything to the contrary contained herein, the Company shall have the option and the right to convert the Company Options into phantom equity, cash-settled stock appreciation rights, cash-settled restricted stock units and/or debt obligations of the Company to be paid in cash and/or equity (the “Alternative Conversion”, and such converted options, the “Company Converted Options”). If the Company effects the Alternative Conversion, such Company Converted Options shall be converted on a net shares basis taking into account the applicable exercise price, shall not be deemed to be outstanding under the Company Stock Plan, and shall not be taken into account for purposes of determining the Company TSM Shares pursuant to this Agreement. The Company shall be permitted to take all necessary actions to effect the treatment of the Company Options pursuant to this Section 2.03(d) (taking into account applicable Law in the respective jurisdictions where the Company Options have been granted), including amending the terms of the Company Stock Plan and/or seeking consent of each such holder of Company Options, to the extent necessary. The Company shall consult with the Sponsor on the implementation of the Alternative Conversion and keep the Sponsor apprised of the Company’s efforts in connection with the achievement of the Alternative Conversion pursuant to this Section 2.03(d).

Section 2.04 Consideration Calculation; Allocation Statement.

(a) No later than 12 p.m. Pacific Time on the third (3rd) Business Day immediately preceding the Closing Date:

(i) Svac shall provide to the Company its good faith calculation of Available Svac Cash;

(ii) the Company shall provide to Svac a written report setting forth a list of the fees, expenses and disbursements incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including: (i) the fees and disbursements of the financial advisors to the Company, including Deutsche Bank; (ii) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, including Latham & Watkins LLP; and (iii) the fees and expenses of any other agents, advisors, accountants, auditors, tax advisors, consultants and experts employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”);

(iii) Svac shall provide to the Company a written report setting forth a list of (A) the fees, expenses and disbursements incurred by or on behalf of the Svac Parties in connection with Svac’s initial public offering (including any deferred underwriter fees), the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately prior to the Closing Date, including: (i) the fees and disbursements of the financial advisors to the Svac Parties, including J.P. Morgan (ii) the fees and disbursements of outside counsel to the Svac Parties incurred in connection with the Transactions, including Arent Fox LLP; and (iii) the fees and expenses of any other agents, advisors, accountants, auditors, tax advisors, consultants, and experts employed by the Svac Parties in connection with the Transactions, and (B) the amounts of any Indebtedness of Svac that will remain unpaid as of the close of business on the Business Day immediately prior to the Closing Date (collectively, the “Outstanding Svac Expenses”); and

(b) No later than 12 p.m. Pacific Time on the second (2nd) Business Day immediately preceding the Closing Date the Company shall deliver to Svac an allocation statement (the “Allocation Statement”) setting forth:

(i) the Company’s good faith calculation of Available Cash Consideration and the Company Stockholder Consideration;

(ii) the Company’s determination of the amount of Available Svac Cash to transfer by wire transfer of immediately available funds to the Company as primary capital (the “Primary Capital Wire Amount”) (such amount not to exceed Available Svac Cash minus the Closing Payments) and applicable wire transfer instructions; and

(iii) with respect to each Company Stockholder, (A) the name and mailing address and, if available, e-mail address, of each such Person as set forth in the Company’s records and (B) the amount of Company Stockholder Consideration payable or issuable to such Person.

Svac and the Company will each provide the other Party, such Party’s accountants and other Representatives with a reasonable opportunity to review all amounts and information provided under this Section 2.04(b) and shall consider in good faith the reasonable comments thereto (or to any component thereof). Notwithstanding anything to the contrary in this Agreement, the Parties shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Company Stockholder shall be entitled to any amount in excess of the amounts to be paid to such holder in accordance with this Agreement and the Allocation Statement.

Section 2.05 Treatment of Novator Debt; Share Repurchases.

(a) The Company shall purchase a number of shares of Company Capital Stock held by PF Overseas or Novator Capital (the “PF Overseas/Novator Shares”), at a per share price equal to the Per Share Consideration Value, for an aggregate cash purchase price equal to the amount of the Novator Debt (the “Novator Debt Payment”).

(b) The Company, PF Overseas and Novator Capital shall perform any further acts and execute any additional agreements that may be reasonably necessary to carry out the Novator Debt Payment.

Section 2.06 Payments; Exchange Agent; Letters of Transmittal.

(a) On the Closing Date:

(i) Svac shall deposit, or cause to be deposited, with an exchange agent (the “Exchange Agent”) as mutually agreed by Svac and the Company pursuant to an exchange agreement mutually agreed by Svac, the Company and the Exchange Agent (the “Exchange Agent Agreement”) evidence of Svac Class A Ordinary Shares sufficient to deliver the Company Stockholder Consideration (the “Funding Amount”);

(ii) Svac shall deposit, or cause to be deposited, with the Company, the Primary Capital Wire Amount;

(iii) Svac shall make, or cause the Exchange Agent to make, all Closing Payments; and

(iv) The Company shall effect, or cause to be effected, the Novator Debt Payment pursuant to Section 2.05.

(b) Reasonably promptly following the Company Exchange Effective Time, Svac shall or shall cause the Exchange Agent to distribute a letter of transmittal (the “Letter of Transmittal”) to each Company Stockholder at the address of such Company Stockholder provided by the Company, which shall have customary representations and warranties as to title, authorization, execution and delivery and be in customary form and have such other provisions as the Company and Svac may mutually agree. Svac or the Exchange Agent, as applicable, will share any delivered Letters of Transmittal with the Company and Svac as promptly as reasonably practicable.

(c) No Company Stockholder shall be entitled to receive any portion of the Company Stockholder Consideration unless such holder has delivered a duly executed and validly completed Letter of Transmittal. With respect to any Company Stockholder that delivers a Letter of Transmittal to Svac at or prior to the Company Exchange Effective Time, Svac shall instruct the Exchange Agent to pay such Company Stockholder the portion of the Company Stockholder Consideration to which such Company Stockholder is entitled at or promptly after the Closing. From and after the Company Exchange Effective Time, all Company Stockholders shall cease to have any rights with respect to the Company Ordinary Shares and the Company Preferred Shares other than the right to receive the portion of the Company Stockholder Consideration to which such Company Stockholder is entitled upon the delivery of a Letter of Transmittal, without interest.

(d) From and after the Company Exchange Effective Time, there shall be no further registration of transfers of Company Capital Stock on the shareholders’ register of the Company. If, after the Company Exchange Effective Time, duly executed and validly completed Letters of Transmittal with respect to Company Capital Stock are presented to Svac or the Exchange Agent, they shall be exchanged for the Per Share Stock Consideration, provided for and in accordance with the procedures set forth in this Article 2. Promptly following the earlier of (i) the date on which the entire Funding Amount has been disbursed and (ii) the date which is six (6) months after the Company Exchange Effective Time, Svac shall instruct the Exchange Agent to deliver to Svac any remaining portion of the Funding Amount, any Letters of Transmittal, and the other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Company Stockholder may look only to Svac (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for the Company Stockholder Consideration that such Company Stockholder may have the right to receive pursuant to this Article 2. Svac shall not be liable to any Company Stockholder for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by Company Stockholders two years after the Company Exchange Effective Time (or such earlier date, immediately before such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Svac free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.07 Withholding; Wage Payments.

Each of the Company, the Svac Parties, and each of their respective Affiliates and the Exchange Agent (a “Payor”) shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Payor is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 2.07 other than with respect to compensatory payments made pursuant to this Agreement or withholding arising from a failure to provide Tax forms or documentation requested in the Letter of Transmittal, the Payor intending to make such deduction or withholding shall provide commercially reasonable notice (together with any legal basis therefor) to the Person to whom such amounts would otherwise be payable (a “Payee”). The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, or other documents to reduce or eliminate any such deduction or withholding) to the extent permitted by applicable Law. To the extent that any Payor withholds such amounts with respect to any Payee and properly remits such withheld amounts to the applicable Governmental Authority when due, such withheld amounts shall be treated as having been paid to or on behalf of such Payee for all purposes. In the case of any payment hereunder that constitutes “wages” payable to any current or former Company Employee in connection with the Company Exchange, the Parties shall cooperate to pay such amounts through Svac’s payroll to facilitate applicable Tax withholding and reporting requirements, and such amount shall be deposited in the payroll account of the applicable employing entity in a timely manner such that the funds will be available as of the time the amounts are required to be paid and paid to the employee (net of applicable Tax withholding and deductions).

Section 2.08 No Fractional Shares.

Notwithstanding anything in this Agreement to the contrary, no fractional Svac Class A Ordinary Shares shall be issued in the Transactions. All fractional Svac Class A Ordinary Shares that a Person would otherwise be entitled to receive under this Agreement shall be aggregated and, if a fractional share results from such aggregation, such Person shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of the applicable Svac Class A Ordinary Share to which such Person would otherwise have been entitled by the Closing Stock Price, to be paid by the Exchange Agent at the Closing Date.

Article 3

Representations And Warranties of the Company

Subject to Section 10.16, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Svac Parties as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 3.01 Corporate Organization.

(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of the Netherlands, and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being and contemplated to be conducted, and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as contemplated to be conducted.

(b) The Company is licensed or duly qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company Articles of Association previously made available by the Company to Svac is a true, correct and complete copy and is in effect as of the date of this Agreement. The Company is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in such organizational documents.

Section 3.02 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as contemplated to be conducted.

(b) Each Subsidiary of the Company is licensed or duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, and names of its equityholders and details of equity ownership, are set forth on Section 3.02 of the Company Disclosure Schedule. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Svac by or on behalf of the Company.

(d) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities, and (iii) are owned by the Company, directly or indirectly, free and clear of any Lien, and there are no issued, reserved for issuance or outstanding Derivative Securities of a Subsidiary of the Company (collectively, “Company Subsidiary Securities”). There are no outstanding obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.03 Due Authorization.

(a) The execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the approvals described in Section 3.05, have been duly authorized by all necessary corporate action on the part of the Company.

(b) At a meeting duly called and held, the Company Board (i) determined that this Agreement, the other Transaction Documents to which the Company is a party and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders; and (ii) approved, adopted and declared advisable this Agreement, the other Transaction Documents to which the Company is a party and the Transactions. Under the terms of the Company’s Governing Documents and applicable Laws, no vote or other action by the holders of the outstanding shares of Company Capital Stock are necessary to approve, ratify or adopt this Agreement or to consummate the Transactions.

(c) This Agreement and the other Transaction Documents to which the Company is a party have been duly authorized, and have been or will be, duly and validly executed and delivered by the Company, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitute, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (such exceptions, the “Enforceability Exceptions”).

Section 3.04 No Conflict.

The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Company Articles of Association, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company Group, or any of their respective properties or assets, (c) assuming compliance with the matters referred to in Section 3.03 and Section 3.05, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any member of the Company Group is entitled under any provision of any agreement or other instrument binding upon it or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company Group, except, in the case of clauses (b), (c) or (d) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05 Governmental Authorization.

Assuming the accuracy of the representations and warranties of the Svac Parties contained in this Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than for (a) compliance with any applicable requirements of any applicable Antitrust Law, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable Securities Laws, including the filing of the Proxy Statement, and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company’s ability to perform or comply with on a timely basis any material obligation under this Agreement or the Transaction Documents or to consummate the Transactions.

Section 3.06 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 16,500,000 ordinary shares I (the “Ordinary Shares I”) and 5,000,000 ordinary shares II (the “Ordinary Shares II”, together with the Ordinary Shares I, the “Company Ordinary Shares”); (ii) and 1,000,000 Class B convertible redeemable preferred shares (the “Company Preferred Shares”). As of the date hereof, 5,208,517 of the Ordinary Shares I, 257,942 of the Ordinary Shares II and 187,500 of the Company Preferred Shares are issued and outstanding.

(b) All of the issued and outstanding Company Ordinary Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable; (x) have been offered, sold and issued in compliance with applicable Law, including the Laws of the Netherlands and U.S. federal and state securities laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.

(c) As of the date hereof, the Company has reserved 6,485,566 Company Ordinary Shares for issuance pursuant to the Company Stock Plan, of which 871,934 shares are subject to outstanding and unexercised Company Options and 5,613,632 shares remain available for future grant. Section 3.06(c) of the Company Disclosure Schedule sets forth a schedule of each outstanding Company Option as of the date hereof, including (i) the name of the holder of such Company Option, (ii) the number of shares of Company Ordinary Shares subject to such Company Option at grant, (iii) the exercise price of such Company Option, (iv) the date of grant of such Company Option, and (v) the expiration date of such Company Option. Each grant of a Company Option has been made in compliance in all material respects with applicable Law and the terms of the Company Stock Plan.

(d) As of the date hereof there are no issued, reserved for issuance, outstanding or promised Derivative Securities of the Company, and the Company has not granted any commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are not agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of capital stock of the Company, in each case, except for (x) the Company Options and (y) the Company Preferred Shares. There are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which any member of the Company Group is a party other than the Stockholder Support Agreements.

Section 3.07 Financial Statements.

(a) Attached as Section 3.07(a) of the Company Disclosure Schedule are the (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company Group as of and for the years ended March 31, 2019, 2020 and 2021, together with the auditor’s reports thereon (the “Company Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2021 and the unaudited consolidated statements of operations and comprehensive income of the Company for the six (6) months ended September 30, 2021 (the “Company Unaudited Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) fairly present, in all material respects, the consolidated financial position, results of operations, comprehensive income, changes in stockholders’ equity (with respect to the Company Audited Financial Statements only) and cash flows of the Company Group as of the dates and for the periods indicated in such Company Financial Statements in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of the Company Unaudited Financial Statements, subject to normal year-end audit adjustments and the absence of footnotes), (ii) were prepared from, and are in accordance in all material respects with, the books and records of the Company Group and (iii) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.02, will comply in all material respects with the applicable accounting requirements with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(b) Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 3.08 Absence of Changes.

(a) Since April 1, 2020, there has not been any change, development, condition, occurrence, event or effect relating to the Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(b) Except in connection with the Transactions, from April 1, 2020 through and including the date of this Agreement, the Company has in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, any COVID-19 Actions).

Section 3.09 No Undisclosed Material Liabilities.

There is no liability, debt or obligation of, or claim or judgment against, the Company Group (whether director or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) that would be required to be set forth or reserved for on a consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations:

(a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto,

(b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business consistent with past practice of the Company Group,

(c) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or

(d) that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group, taken as a whole.

Section 3.10 Litigation and Proceedings.

As of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, Actions, investigations or other proceedings at law or in equity against any member of the Company Group or their respective properties or assets; and (b) there are no outstanding Governmental Orders imposed upon the Company Group; nor are any properties or assets of the Company Group’s respective business bound or subject to any Governmental Order, except, in each case, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Compliance with Laws.

Since April 1, 2019, (a) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has been in compliance with all applicable Laws; and (b) no member of the Company Group has received any written notice from, or been charged by, any Governmental Authority of a violation of any applicable Law by any member of the Company Group.

Section 3.12 Contracts; No Defaults.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xiii) below to which, as of the date of this Agreement, any member of the Company Group is a party or by which any of their assets are bound (together with all material amendments, waivers or other changes thereto) (all such Contracts required to be listed on Section 3.12(a) of the Company Disclosure Schedule collectively, the “Material Contracts”):

(i) involving receipts to the Company Group or obligations of the Company Group in excess of $10,000,000 (contingent or otherwise) in any calendar year;

(ii) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, non-disclosure agreements, equity or incentive equity documents and Governing Documents) between any member of the Company Group, on the one hand, and any Affiliate of any member of the Company Group (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of any member of the Company Group, any employee of the Company Group or a member of the immediate family of the foregoing Persons, on the other hand (each, a “Company Affiliate Agreement”);

(iii) involving any loans or advances by any member of the Company Group to any officer or director which are outstanding other than ordinary advances for travel expenses;

(iv) each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of its Subsidiaries, in each case, with a principal amount in excess of $5,000,000;

(v) each Contract for the acquisition of any Person or any business unit thereof or for the disposition of any material assets of the Company or any of its Subsidiaries since April 1, 2019, in each case, involving payments in excess of $5,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are not material obligations ongoing, (B) entered into in the ordinary course of business or (C) between the Company and its Subsidiaries;

(vi) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $5,000,000 in any calendar year;

(vii) each Contract requiring capital expenditures by the Company Group after the date of this Agreement in an amount in excess of $5,000,000 in any calendar year;

(viii) each Contract granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interest in the Company or any of the Company’s Subsidiaries;

(ix) each Contract granting any Person a material Lien on any of the properties or assets of the Company or any of the Company’s Subsidiaries;

(x) that materially restrict or affect the development, manufacture or distribution of the Company’s products or services;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses or is granted rights from a third party under Intellectual Property that is material to the businesses of the Company Group (excluding Incidental Licenses), or (B) licenses or grants to a third party to any rights in or to use any material Company Intellectual Property (excluding Incidental Licenses);

(xii) any joint venture Contract, partnership agreement or similar Contract that is material to the business of the Company; or

(xiii) any outstanding written commitment to enter into any Contract of the type described in subsection (i) through (xii) of this Section 3.12(a).

(b) True, correct and complete copies of the Material Contracts have been delivered to or made available to Svac or its Representatives. Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company to the extent a party thereto in accordance with their terms, subject to the Enforceability Exceptions, (ii) none of the Company or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) during the last twelve (12) months neither the Company nor any of its Subsidiaries has received any written notice of termination or material breach of or material default under any such Material Contract and (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(c) Section 3.12(c) of the Company Disclosure Schedule lists each of the Company Group’s ten largest customers and ten largest vendors during the twelve-month period ending December 31, 2021, along with the dollar (or other) amount of purchases by such customers and from such vendors, respectively.

Section 3.13 Real Property; Assets.

(a) Neither the Company nor its Subsidiaries owns or has owned since April 1, 2019 years any real property in fee simple.

(b) Except for (i) Permitted Liens, and (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Group has good title to, or valid leasehold interests in, all property and assets reflected on the most recent unaudited consolidated balance sheet of the Company included in the Company Financial Statements, or acquired after such date, except as have been disposed of since such date in the ordinary course of business.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, lease guarantee, sublease, license or agreement for the leasing, use or occupancy of or otherwise granting a right in and to the Leased Real Property (each, a “Lease”) is valid and in full force and effect, free and clear of all Liens (other than Permitted Liens) and (ii) no member of the Company Group, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and no member of the Company Group has received notice that it has breached, violated or defaulted under any Lease. Section 3.13(c) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Leases, and each amendment or modification thereto.

(d) All Leases in relation to leased real property in India have been duly stamped and registered as required by applicable law, and all material registrations for the use of such properties, including any material fire and pollution certificates, have been obtained, except in each case, as would not be reasonably expected to, individually or in the aggregate, be materially adverse to the business of the Company Group taken as a whole.

Section 3.14 Environmental Matters.

Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the business of the Company Group, taken as a whole, each member of the Company Group:

(a) is and, since April 1, 2019 has been in compliance with all Environmental Laws and not subject to, and has not received, any Governmental Order relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(b) has all environmental permits necessary for its operations to comply with all Environmental Laws and is in compliance with the terms of such permits.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and correct list of all registrations and applications for registration included in the Company Intellectual Property (the “Registered Intellectual Property”). To the knowledge of the Company, all Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) is subsisting, valid and enforceable.

(b) Except as disclosed in Section 3.15(b) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, (i) the Company Group owns all right, title and interest in and to the Company Intellectual Property free and clear of all Liens (except Permitted Liens), and (ii) each member of the Company Group owns or has a valid right to use all material Intellectual Property necessary for the conduct of its respective businesses as currently conducted (it being understood that the foregoing is not a representation or warranty with respect to the non-infringement of third-party Intellectual Property).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no Actions are pending or, to the knowledge of the Company, threatened against any member of the Company Group by any third party claiming infringement of Intellectual Property owned by such third party by any member of the Company Group or by the conduct of any member of the Company Group’s respective business, (ii) to the knowledge of the Company, no third party is currently infringing any Company Intellectual Property, and (iii) to the knowledge of the Company, since April 1, 2019, the Company Group has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party.

(d) The Company has undertaken commercially reasonable efforts to protect the confidentiality of all material Trade Secrets included in the Company Intellectual Property (“Protected Intellectual Property”) and utilized by the Company. The Company has not disclosed any such Protected Intellectual Property to any other Person other than pursuant to written confidentiality obligations under which such other Person agrees to maintain the confidentiality thereof. Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code for any material Software constituting Company Intellectual Property other than Service Providers engaged to develop or maintain such Software who are bound by written agreements that obligate such employee or contractor to protect the confidentiality of such source code.

(e) No government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any material Company Intellectual Property.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company, to the knowledge of the Company, the Company is in compliance with the terms and conditions of all licenses for “free software,” “open source software” or Software licensed under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company. To the knowledge of the Company, the Company has not used Open Source Materials in any manner that would subject material Software constituting Company Intellectual Property to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge (collectively, “Copyleft Terms”).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to employees or contractors of the Company or its Subsidiaries who have created or developed any material Intellectual Property in the course of their employment or provision of services for the Company or the applicable Subsidiary, the Company or such Subsidiary has obtained a written non-disclosure agreement and assignment of such Persons’ right, title and interest in and to such Intellectual Property.

Section 3.16 Data Privacy and Security.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group complies and has since April 1, 2019 complied with all Privacy Laws and Privacy Policies.

(b) Except as would not be materially adverse to the Company Group, taken as a whole, since April 1, 2019, the Company Group has maintained commercially reasonable security measures, plans, procedures, policies, controls, and programs designed to (i) protect and maintain the privacy and security of Company Personal Information; (ii) protect Company Personal Information against any unlawful or unauthorized access, use, disclosure, loss, alteration, destruction, or compromise, of Company Personal Information (a “Security Incident”).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, the Company Group has not, since April 1, 2019, experienced any Security Incidents and has not received any written notice from a Governmental Authority or other Person relating to any actual or alleged Security Incident or violation of Privacy Laws.

Section 3.17 Company Benefit Plans.

(a) With respect to each Company Benefit Plan, the Company has made available to Svac true and complete copies of: (i) each Company Benefit Plan or an accurate summary of the material terms thereof; (ii) the most recent IRS determination or opinion letter, if applicable; (iii) the most recent summary plan description, if applicable; and (iv) any non-routine correspondence with any Governmental Authority dated within the past three years relating to such Company Benefit Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) no member of the Company Group has incurred any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and, to the Company’s knowledge, no circumstances or events have occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes; and (iii) all employer and employee contributions, premiums or other payments that are due under or with respect to any Company Benefit Plan have been paid on a timely basis or if applicable accrued in accordance with normal accounting practices.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and each Company Benefit Plan required to be registered with a Governmental Authority has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified or registered status of any such plans.

(d) No Company Benefit Plan is, and neither the members of the Company Group nor any of their respective ERISA Affiliates has sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA), (ii) a plan maintained by more than one employer (within the meaning of Section 413(c) of the Code), (iii) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) any other defined benefit plan or plan which has unfunded or underfunded liabilities. Other than as required under Section 4980B of the Code or other applicable Law, no Company Benefit Plan provides post-employment welfare benefits to any individual following his or her termination of employment with the Company Group, and no member of the Company Group has any liability to provide post-employment welfare benefits to any individual following his or her termination of employment with the Company Group.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the Company Benefits Plans, (i) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any Company Benefit Plan that is subject to ERISA; and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authority is pending or, to the knowledge of the Company, threatened.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions, alone or together with any other event, shall (i) result in a payment or benefit becoming due or payable to any current or former Service Provider, (ii) increase the amount or value of any benefit or compensation payable to any current or former Service Provider, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefit or compensation payable to any current or former Service Provider.

(g) No amount or benefit paid or payable to any current or former Service Provider who is or may become a “disqualified individual” within the meaning of Section 280G of the Code shall result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the execution and delivery of this Agreement or the approval or consummation of the Transactions, either alone or together with any other event. No member of the Company Group has any obligation or commitment to pay, gross up or otherwise indemnify any Service Provider for any tax imposed under or by operation of Section 4999 of the Code or Section 409A of the Code.

(h) Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-US Benefit Plan”): (i) each Non-US Benefit Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable Governmental Authorities; and (ii) no Non-US Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any unfunded or underfunded liabilities, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Labor Matters.

(a) No member of the Company Group is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by any member of the Company Group, (i) no labor union or organization, works council or group of Company Employees has made a pending or, to the knowledge of the Company, threatened written demand for recognition or certification, and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority with respect to Company Employees. Since April 1, 2019, there have been no actual or, to the knowledge of the Company, threatened unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company Group.

(b) The Company has complied in all material respects with the Worker Adjustment and Retraining Notification Act of 1988 and any applicable state “mini-WARN” statute or other similar, foreign, state or local Law (collectively, the “WARN Act”).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group is, and since April 1, 2019, has been in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, employee privacy, immigration (including the completion of Forms I-9 for all U.S. employees), employment harassment, sexual harassment, employment discrimination or retaliation, whistleblowing, disability rights or benefits, reasonable accommodation, equal employment opportunity, fair labor practices, plant closures and layoffs (including the WARN Act), employee training and notices, workers’ compensation, labor relations, affirmative action, unemployment insurance and employee leave. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Employees classified as exempt under the Fair Labor Standards Act and applicable state and local wage and hour Laws are properly classified.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Actions against the Company Group pending, or, to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former employee of the Company Group, or in connection with the relationship between any individual independent contractor of the Company Group and the Company Group.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group has no liability for (i) delinquent wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former directors, officers, employees, individual consultants and individual independent contractors under applicable Law, Contract or Company policy; nor (ii) Taxes, fines, charges or other penalties owing for any failure or delinquency in paying such amounts.

(f) As of the date hereof, no Company Employee who will qualify as an “executive officer” of Svac (as defined in Rule 3b-7 of the Exchange Act) has given written or, to the knowledge of the Company, oral notice to the Company of his or her intent to terminate his or her employment with the Company Group prior to the one year anniversary of the Closing.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 1, 2019, the Company Group has not (A) materially reduced the compensation or benefits of any Company Employee or materially reduced the working schedule of any Company Employee, in each case, for any reason relating to the COVID-19 pandemic, or (B) elected to defer any Taxes payable by the Company Group pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act or any similar Law.

Section 3.19 Taxes

(a) All material Tax Returns required by Law to be filed by or on behalf of any member of the Company Group have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material amounts of Taxes due and owing by any member of the Company Group (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of the Company Group did not, as of the date of the Company Unaudited Financial Statements, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Unaudited Financial Statements. Since the date of the Company Unaudited Financial Statements, no member of the Company Group has incurred any material liability for Taxes outside the ordinary course of business (other than in connection with the transactions contemplated by this Agreement).

(c) Each member of the Company Group has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other party, (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority in a timely manner, and (iii) the Company Group has complied with all information reporting requirements with respect thereto as required by Law. Each Person providing services to the Company Group has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes.

(d) No member of the Company Group is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to material Taxes. No member of the Company Group has received any written notice from a taxing authority of a claim, assessment or proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved and any amounts due in respect thereof have been paid. No written claim has been made by any Governmental Authority in a jurisdiction where any member of the Company Group does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved and any amounts due in respect thereof have been paid. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any member of the Company Group, and no written request for any such waiver or extension is currently pending.

(e) No member of the Company Group, nor any predecessor thereof, has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) There are no Liens with respect to Taxes on any of the assets of any member of the Company Group, other than Permitted Liens described in clause (iii) of the definition of such term.

(g) No member of the Company Group has any material liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(h) No U.S. member of the Company Group is nor has been a United States real property holding, corporation within the meaning of Section 897(c)(2) of the Code for the period specified in Section 897(c)(1)(A)(ii). No member of the Company Group is or has been considered a “land rich entity” (or similar entity subject to special non-U.S. Tax rules as a result of primarily owning real estate assets) under any applicable non-U.S. Law. No member of the Company Group is a party to or bound by, nor does it have any material obligation to, any Governmental Authority or other Person under any material Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are between members of the Company Group or commercial contracts the primary purpose of which does not relate to Taxes).

(i) Since its incorporation and through the date of the Company Exchange, the Company has been a Dutch Tax resident by having its place of effective management in the Netherlands only, and has not been a Tax resident in any other jurisdiction.

(j) The Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) prepaid amounts, advance payments or deferred revenue received prior to the Closing, (ii) installment sale or open transaction made prior to the Closing, (iii) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, (iv) use of the cash method of accounting or an improper method of accounting prior to the Closing or (v) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law) entered into prior to the Closing.

(k) In accordance with applicable Law, the Company Group has properly collected and remitted all material sales, use, value added and similar Taxes with respect to sales, leases licenses made and services provided to its customers.

(l) No member of the Company Group has (i) participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or (ii) been required to make any material notification or disclosure pursuant to any non-U.S. Tax regime relating to the avoidance of Tax, whether by being party to any notifiable arrangements or otherwise.

(m) All documentation required by all relevant transfer pricing laws with respect to the Company Group has been timely and accurately prepared.

(n) No member of the Company Group has entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose or of which the primary purpose, or one of the main purposes, was the avoidance of, reduction in or the deferral of a material non-U.S. Tax liability under applicable non-U.S. Law.

(o) All material Canadian Tax credits and refunds, including material refundable and non-refundable investment Canadian Tax credits in respect of scientific research and experimental development, claimed by any member of the Company Group were accurately claimed and calculated in accordance with applicable Canadian Law.

(p) Each application filed by or on behalf of any member of the Company Group with the Minister of National Revenue (Canada) under section 125.7 of the Income Tax Act (Canada) (the “ITA”) is correct and complete in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group has not entered into a transaction, participated in an event (or a series of transactions or events) or taken an action (or failed to take an action) described in (A) both of paragraphs 125.7(6)(a) and (b) of the ITA, or (B) subsection 125.7(6.1) of the ITA. No member of the Company Group has been deemed to have received an excessive refund pursuant to subsection 125.7(14) of the ITA. No material amount is payable by any member of the Company Group pursuant to subsection 160.1(1) of the ITA.

(q) To the knowledge of the Company Group, immediately following the Closing, Svac will not be either (i) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

Section 3.20 Brokers’ Fees.

Except as described on Section 3.20 of the Company Disclosure Schedule (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which Svac, the Company or any of the Company’s Subsidiaries has any obligation.

Section 3.21 Anti-Corruption Compliance.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) Since April 1, 2019, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) As of the date hereof, there are no current or pending material internal investigations, nor, to the knowledge of the Company, any third party investigations (including by any Governmental Authority), or material internal or external audits that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 3.22 Sanctions and International Trade Compliance.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) Since April 1, 2019, the Company and its Subsidiaries (i) are and have been in compliance with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures, Actions or proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approval.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has since April 1, 2019, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 3.23 Insurance.

(a) Section 3.23 of the Company Disclosure Schedule contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Svac or its Representatives.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole:

(i) all such insurance policies are in force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy; and

(ii) no insurer has denied or disputed coverage of any material claim under an insurance policy since April 1, 2019.

Section 3.24 Permits.

Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole:

(a) The Company and its Subsidiaries have obtained all of the Permits reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently and as contemplated to be conducted.

(b) Each Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect.

(c) Neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, (ii) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (iii) has received any notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the Transactions, or as otherwise disclosed in Section 3.04 of the Company Disclosure Schedule.

Section 3.25 Proxy Statement.

None of the information relating to the Company Group supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the time the Proxy Statement (or any amendment or supplement thereto) is first furnished to Svac Shareholders or at the time of the Svac EGM, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.25, no representation or warranty is made by the Company with respect to information or statements made in the Proxy Statement that were not supplied by or on behalf of the Company for use therein. The Proxy Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company Group for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.26 Independent Investigation; No Additional Representations and Warranties.

The Company acknowledges and agrees:

(a) the Company and its Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Svac Parties, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Svac Parties for such purpose;

(b) the Company is relying only on that independent investigation and the express representations and warranties set forth in Article 4 (including the related portions of the Svac Disclosure Schedule), and not on any other representation or statement made by the Svac Parties nor any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Svac Parties in Article 4, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Svac Parties; and

(c) except as expressly set forth in Article 4, the Svac Parties make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Svac Parties or the future business, operations or affairs of the Svac Parties heretofore or hereafter delivered to or made available to the Company or its respective Representatives or Affiliates.

Article 4
Representations And Warranties of the SVAC Parties

Subject to Section 10.16, except as set forth (x) in the Svac Disclosure Schedule or (y) any publicly available Svac SEC Document made available to the Company, the Svac Parties represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 4.01 Corporate Organization.

(a) Svac has been duly organized and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Svac Organizational Document previously made available by Svac to the Company is a true, correct and complete copy and is in effect as of the date of this Agreement. Svac is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Svac Organizational Document.

(b) Svac is licensed or duly qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except as would not reasonably be expected to have, individually or in the aggregate, a Svac Material Adverse Effect.

(c) Svac has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity or debt interests in, any Person.

Section 4.02 Due Authorization.

(a) The execution, delivery and performance by the Svac Parties of the Transaction Documents to which they are parties and the consummation by the Svac Parties of the Transactions are within the Svac Parties’ corporate powers and, except for the Svac Shareholder Approval and the approvals described in Section 4.04, have been duly authorized by all necessary corporate action on the part of the Svac Parties. The affirmative vote of the holders of at least a majority of the votes cast at a general meeting of Svac (or such lesser standard as may be applicable to a specific Proposal), in person or represented by proxy and entitled to vote thereon, is the only vote of the holders of Svac’s capital stock necessary to adopt and approve this Agreement and to consummate the Transactions (the “Svac Shareholder Approval”). The Sponsor holds sufficient Svac Class B Ordinary Shares and has the necessary authority to waive application of the Svac Anti-Dilution Provisions in the manner and on the terms contemplated by the Sponsor Support Agreement (and without the need for the consent or waiver of any other Person to be solicited or obtained).

(b) At a meeting duly called and held, the Svac Board (i) determined that this Agreement, the other Transaction Documents to which the Svac Parties are parties and the Transactions are fair to and in the best interests of Svac’s shareholders; (ii) approved, adopted and declared advisable this Agreement, the other Transaction Documents to which the Svac Parties are parties and the Transactions; (iii) resolved to recommend approval and adoption of this Agreement by its shareholders (such recommendation, the “Svac Board Recommendation”); (iv) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned); and (v) approved the Transactions as a Business Combination.

(c) This Agreement and the other Transaction Documents to which the Svac Parties are parties have been duly authorized, and have been or will be, duly and validly executed and delivered by the Svac Parties, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitute, or will constitute, as applicable, a legal, valid and binding obligation of the Svac Parties, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 No Conflict.

The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Svac Parties are parties by each of the Svac Parties and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Svac Organizational Document, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Svac Parties or any of their respective properties or assets, (c) assuming compliance with the matters referred to in Section 4.02 and Section 4.04 require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any of the Svac Parties is entitled under any provision of any agreement or other instrument binding upon it or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Svac Parties, except, in the case of clauses (b), (c) or (d) above, except as would not, individually or in the aggregate, reasonably be expected to have a Svac Material Adverse Effect.

Section 4.04 Governmental Authorization.

Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance by the Svac Parties of this Agreement and the other Transaction Documents to which the Svac Parties are parties and the consummation by the Svac Parties of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than for (a) compliance with any applicable requirements of any applicable Antitrust Law, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable Securities Laws, including the filing of the Proxy Statement, and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Svac Material Adverse Effect.

Section 4.05 Capitalization.

(a) As of the date hereof, the authorized capital stock of Svac consists of (i) 500,000,000 shares of authorized Svac Class A Ordinary Shares, par value of $0.0001 per share and (ii) 50,000,000 shares of authorized Svac Class B Ordinary Shares, par value of $0.0001 per share and (iii) 5,000,000 undesignated preferred shares, par value of $0.0001 per share. Each Svac Warrant entitles the holder thereof to purchase one Svac Class A Ordinary Share at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Svac Warrant Agreements.

(b) As of the date hereof, there are: (i) no preferred shares of Svac issued or outstanding; (ii) 23,660,000 Svac Class A Ordinary Shares issued and outstanding; and (iii) 5,750,000 Svac Class B Ordinary Shares issued and outstanding. All of the issued and outstanding Svac Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(c) As of the date hereof there are no issued, reserved for issuance or outstanding Derivative Securities of Svac, except for the Svac Warrants and the Subscription Agreements. Svac has issued Svac Warrants to purchase 7,666,667 Svac Class A Ordinary Shares, of which Svac Warrants to purchase 220,000 Svac Class A Ordinary Shares are held by the Sponsor.

(d) Each Svac SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) There are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which the Svac Parties are parties other than the Sponsor Support Agreement and the Registration Rights Agreement.

(f) The shares constituting the Company Stockholder Consideration being delivered by Svac hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Svac Organizational Document. The Svac Class A Ordinary Shares constituting the Company Stockholder Consideration being delivered by Svac hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

Section 4.06 SEC Filings and the Sarbanes-Oxley Act.

(a) Svac has filed with or furnished to the SEC, and made available to the Company if not publicly available through EDGAR, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Svac since October 8, 2020 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Svac SEC Documents”).

(b) Each Svac SEC Document, as they have been amended since the time of their filing, complied and, as of the Closing Date, each Svac SEC Document will have complied, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the Closing Date, on the date of such filing), each Svac SEC Document filed pursuant to the Exchange Act did not contain, and as of the Closing Date each such Svac SEC Document will not have contained, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Svac is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by Svac to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Svac. Svac has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. Except as not required in reliance on exemptions from various reporting requirements by virtue of Svac’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Svac has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for assets of Svac. Svac maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Svac in all material respects. Svac’s principal executive and principal financial officers have, in material compliance with Rule 13a-15 under the Exchange Act, (i) designed or caused to be designed disclosure controls and procedures to ensure that material information relating to Svac, is made known to such officers by others within Svac, and (ii) disclosed, based on their most recent evaluation prior to the date hereof, to Svac’s auditors and the audit committee of the Svac Board (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which are reasonably likely to adversely affect Svac’s ability to record, process, summarize and report financial data and have identified for Svac’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Svac’s Internal Controls.

(e) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Svac SEC Documents. None of the Svac SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f) Since January 8, 2021, Svac has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.07 Svac Financial Statements.

(a) The audited condensed financial statements and unaudited condensed interim financial statements of Svac included or incorporated by reference in the Svac SEC Documents (collectively, the “Svac Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or as disclosed in the Svac SEC Documents), the financial position of Svac as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(b) Neither Svac (including any employee thereof) nor Svac’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Svac, (ii) any fraud, whether or not material, that involves Svac’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Svac or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08 Absence of Changes.

(a) Since its inception, there has not been any change, development, condition, occurrence, event or effect relating to the Svac Parties that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Svac Material Adverse Effect.

(b) Except in connection with the Transactions, from Svac’s inception through and including the date of this Agreement, each of the Svac Parties has in all material respects, conducted its business and operated its properties in the ordinary course of business.

Section 4.09 No Undisclosed Material Liabilities.

There is no liability, debt or obligation against Svac that would be required to be set forth or reserved for on a balance sheet of Svac prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Svac Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Svac Financial Statements in the ordinary course of business, (c) disclosed in the Svac Disclosure Schedule, (d) arising under or related to this Agreement and/or the performance by Svac of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Svac Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have an Svac Material Adverse Effect.

Section 4.10 Litigation and Proceedings.

As of the date hereof, there are no pending or, to the knowledge of the Svac Parties, threatened, Actions or investigations against the Svac Parties that would, individually or in the aggregate, reasonably be expected to have a Svac Material Adverse Effect.

Section 4.11 Compliance with Laws.

Except as would not, individually or in the aggregate, reasonably be expected to have a Svac Material Adverse Effect: (a) the Svac Parties are, and since their inception have been, in compliance with all applicable Laws; and (b) the Svac Parties have not received any written notice from any Governmental Authority of a violation of any applicable Law by any of the Svac Parties at any time since their respective inceptions.

Section 4.12 Contracts; No Defaults.

Section 4.12 of the Svac Disclosure Schedule contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than this Agreement and the other Transaction Documents, and documents and transactions (including with respect to expenses and fees) contemplated hereby and thereby) to which, as of the date of this Agreement, any of the Svac Parties is a party or by which any of their respective assets are bound that would require payments by any of the Svac Parties in excess of $40,000 monthly, or $400,000 in the aggregate annually with respect to any individual Contract or series of related Contracts (other than this Agreement and the agreements expressly contemplated hereby). None of the Svac Parties or, to the knowledge of the Svac Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

True, correct and complete copies of the Contracts listed on Section 4.12 of the Svac Disclosure Schedule have been delivered to or made available to the Company or its Representatives. Except for any such Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Svac Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Svac Parties and, to the knowledge of the Svac Parties, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Svac Parties, are enforceable by the Svac Parties to the extent a party thereto in accordance with their terms, subject to the Enforceability Exceptions, and (ii) none of the Svac Parties or, to the knowledge of the Svac Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

Section 4.13 Title to Property.

None of the Svac Parties (a) owns or leases any real property or (b) is a party to any agreement or option to purchase or lease any real property, or other material interest therein.

Section 4.14 Business Activities.

(a) Since inception, none of the Svac Parties has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Svac Organizational Document or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment or Governmental Order binding upon Svac or to which Svac is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Svac Parties or any acquisition of property by the Svac Parties or the conduct of business by the Svac Parties as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Svac Material Adverse Effect.

(b) None of the Svac Parties owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transaction Documents, Svac has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

Section 4.15 Employee Benefit Plans.

Except with regard to the Svac Equity Incentive Plan, Svac has no paid officers, directors or employees nor maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer or employee of Svac, including, without limitation, any incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

Section 4.16 Taxes.

(a) All material Tax Returns required by Law to be filed by or on behalf of each of the Svac Parties have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material amounts of Taxes due and owing by each of the Svac Parties (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of the Svac Parties did not, as of the date of the Svac Financial Statements, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Svac Financial Statements. Since the date of the most recent Svac Financial Statements, each of the Svac Parties has not incurred any material liability for Taxes outside the ordinary course of business (other than in connection with the transactions contemplated by this Agreement).

(c) Each of the Svac Parties has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority in a timely manner, and (iii) has complied with all information reporting requirements with respect thereto as required by Law. Each Person providing service to any of the Svac Parties has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes.

(d) Each of the Svac Parties is not currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to material Taxes. None of the Svac Parties has received any written notice from a taxing authority of a claim, assessment or proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved and any amounts due in respect thereof have been paid. No written claim has been made by any Governmental Authority in a jurisdiction where any Svac Party does not file a Tax Return that such Svac Party is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved and any amounts due in respect thereof have been paid. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any Svac Party, and no written request for any such waiver or extension is currently pending.

(e) No Svac Party, nor any predecessor thereof, has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) There are no Liens with respect to Taxes on any of the assets of any Svac Party, other than Permitted Liens described in clause (iii) of the definition of such term.

(g) Each Svac Party has no material liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (ii) as a transferee or successor.

(h) No U.S. Svac Party is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code for the period specified in Section 897(c)(1)(A)(ii). No Svac Party is or has been considered a “land rich entity” (or similar entity subject to special non-U.S. Tax rules as a result of primarily owning real estate assets) under any applicable non-U.S. Law. Each Svac Party is not a party to or bound by, nor does it have any material obligation to, any Governmental Authority or other Person under any material Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are between Svac Parties or commercial contracts the primary purpose of which does not relate to Taxes).

(i) Since its incorporation and through the date of the Company Exchange, Svac has been a Cayman Tax resident by having its place of effective management in the Cayman Islands only, and has not been a Tax resident in any other jurisdiction.

(j) No Svac Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) prepaid amounts, advance payments or deferred revenue received prior to the Closing, (ii) installment sale or open transaction made prior to the Closing, (iii) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, (iv) use of the cash method of accounting or an improper method of accounting prior to the Closing or (v) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law) entered into prior to the Closing.

(k) In accordance with applicable Law, the Svac Parties have properly collected and remitted all material sales, use, value added and similar Taxes with respect to sales, leases licenses made and services provided to their customers.

(l) No Svac Party has (i) participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or (ii) been required to make any material notification or disclosure pursuant to any non-U.S. Tax regime relating to the avoidance of Tax, whether by being party to any notifiable arrangements or otherwise.

(m) All documentation required by all relevant transfer pricing laws with respect to the Svac Parties has been timely and accurately prepared

(n) No Svac Party has entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose or of which the primary purpose, or one of the main purposes, was the avoidance of, reduction in or the deferral of a material non-U.S. Tax liability under applicable non-U.S. Law.

(o) All material Canadian Tax credits and refunds, including material refundable and non-refundable investment material Canadian Tax credits in respect of scientific research and experimental development, claimed by any member of the Svac Parties were accurately claimed and calculated in accordance with applicable Canadian Law.

(p) Each application filed by or on behalf of any Svac Party with the Minister of National Revenue (Canada) under section 125.7 of the ITA is correct and complete in all material respects. The Svac Parties have not entered into a transaction, participated in an event (or a series of transactions or events) or taken an action (or failed to take an action) described in (A) both of paragraphs 125.7(6)(a) and (b) of the ITA, or (B) subsection 125.7(6.1) of the ITA. No Svac Party has been deemed to have received a materially excessive refund pursuant to subsection 125.7(14) of the ITA. No material amount is payable by any Svac Party pursuant to subsection 160.1(1) of the ITA.

(q) To the knowledge of the Svac Parties, immediately following the Closing, Svac will not be either (i) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

Section 4.17 Financial Ability; Trust Account.

(a) Set forth on Section 4.17 of the Svac Disclosure Schedule is a true and accurate record, as of the date identified therein, of the balance invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 5, 2021, by and between Svac and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Svac and, to the knowledge of Svac, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Svac, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Svac SEC Documents to be inaccurate or (ii) entitle any Person (other than any Svac Shareholder who is a Redeeming Shareholder, or the Trustee, with respect to its fees and expenses) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except to pay Taxes, payments with respect to Svac Share Redemptions or in accordance with the Trust Agreement, Svac Organizational Document and Svac’s final prospectus dated January 5, 2021.

(b) Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Svac has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Svac, threatened with respect to the Trust Account. Svac has not released any money from the Trust Account (other than for Taxes and interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Company Exchange Effective Time, the obligations of Svac to dissolve or liquidate pursuant to the Svac Organizational Document shall terminate, and, as of the Company Exchange Effective Time, Svac shall have no obligation whatsoever pursuant to the Svac Organizational Document to dissolve and liquidate the assets of Svac by reason of the consummation of the Transactions. Following the Company Exchange Effective Time, no Svac Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Svac Shareholder is a Redeeming Shareholder.

(c) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Svac has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Svac on the Closing Date.

(d) As of the date hereof, Svac does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 4.18 Brokers’ Fees.

Except as described on Section 4.18 of the Svac Disclosure Schedule (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the Transactions (including the Common Equity Financing) or as a result of the Closing, in each case, including based upon arrangements made by the Svac Parties or any of their respective Affiliates, including the Sponsor.

Section 4.19 Proxy Statement.

As of the time the Proxy Statement is mailed, the Proxy Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Svac Parties make no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to the Svac Parties by or on behalf of any member of the Company Group specifically for inclusion in the Proxy Statement.

Section 4.20 Nasdaq Stock Market Quotation.

The Svac Units, the Svac Warrants and the issued and outstanding Svac Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “AKICU” (with respect to the Svac Units), “AKIC” (with respect to the Svac Class A Ordinary Shares) and “AKICW” (with respect to the Svac Warrants). Svac is in compliance in all material respects with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Svac, threatened against Svac by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Svac Units, the Svac Class A Ordinary Shares or the Svac Warrants or terminate the listing of such on Nasdaq. None of Svac or its Affiliates has taken any action in an attempt to terminate the registration of the Svac Units, the Svac Class A Ordinary Shares or the Svac Warrants under the Exchange Act except as contemplated by this Agreement.

Section 4.21 Investment Company Act.

None of the Svac Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22 Affiliate Agreements.

Except as disclosed in the Svac SEC Documents, none of the Svac Parties is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any Svac Party, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Svac Party or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Svac Affiliate Agreement”).

Section 4.23 Sponsor Support Agreement.

Svac has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Svac. The Sponsor Support Agreement is a legal, valid and binding obligation of Svac and, to the knowledge of Svac, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Svac under any term or condition of the Sponsor Support Agreement.

Section 4.24 Common Equity Financing.

(a) The Svac Parties have delivered to the Company true, correct and complete copies of each of the Common Equity Subscription Agreements entered into by the Svac Parties with the applicable Common Equity Investors named therein, pursuant to which the Common Equity Investors have committed to provide the Common Equity Financing. To the knowledge of the Svac Parties, with respect to each Common Equity Investor, the Common Equity Subscription Agreement with such Common Equity Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Svac Parties.

(b) Each Subscription Agreement is a legal, valid and binding obligation of the Svac Parties and, to the knowledge of the Svac Parties, each Common Equity Investor (subject to the Enforceability Exceptions), and none of the execution, delivery or performance of obligations under such Subscription Agreement by the Svac Parties or, to the knowledge of the Svac Parties, each Common Equity Investor, violates any Laws. There are no other agreements, side letters, or arrangements between the Svac Parties and any Common Equity Investor relating to any Subscription Agreement that could affect the obligation of such Common Equity Investors to contribute to Svac the applicable portion of the Common Equity Financing Amount set forth in the Common Equity Subscription Agreement of such Common Equity Investors, and, as of the date hereof, none of the Svac Parties knows of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Common Equity Financing Amount not being available to the Svac Parties, on the Closing Date.

(c) No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Svac Parties under any material term or condition of any Subscription Agreement, and, as of the date hereof, the Svac Parties have no reason to believe that they will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the Common Equity Investors to contribute to the Svac Parties the applicable portion of the Common Equity Financing Amount set forth in the Subscription Agreements on the terms therein.

(d) No fees, consideration or other discounts are payable or have been agreed by the Svac Parties to any Common Equity Investor in respect of its portion of the Common Equity Financing Amount, except as set forth in the Subscription Agreements.

Section 4.25 Sponsor Backstop Agreement.

The Svac Parties have delivered to the Company a true, correct and complete copy of the Sponsor Backstop Agreement, pursuant to which Svac and the Company have committed to utilize reasonable commercial efforts to consummate the Common Equity Financing and Sponsor has committed to purchase Svac Class A Ordinary Shares in the Sponsor Backstop Subscription at the Closing Stock Price solely for purposes of consummating the transactions contemplated hereby in an aggregate amount equal to a maximum of $350,000,000 less the sum of all commitments (as defined therein) from prospective Common Equity Investors as of the date thereof (the “Sponsor Backstop Commitment”). As of the date hereof, the Sponsor Backstop Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Svac Parties. The Sponsor Backstop Agreement is a legal, valid and binding obligation of the Svac Parties, enforceable against the Svac Parties in accordance with its terms subject to the Enforceability Exceptions. There are no other agreements, side letters, or arrangements between the Svac Parties relating to the Sponsor Backstop Agreement or the Sponsor Backstop Subscription that could affect the obligation of Sponsor to purchase Svac Class A Ordinary Shares pursuant to the Sponsor Backstop Subscription equal to the Sponsor Backstop Commitment. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Svac Parties under any material term or condition of the Sponsor Backstop Agreement and, as of the date hereof, the Svac Parties have no reason to believe that they will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Sponsor Backstop Agreement. The Sponsor Backstop Agreement contains all of the conditions precedent to the obligations of Sponsor to purchase Svac Class A Ordinary Shares pursuant to the Sponsor Backstop Subscription.

Section 4.26 Independent Investigation; No Additional Representations and Warranties.

Each of the Svac Parties acknowledges and agrees:

(a) The Svac Parties and their Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose;

(b) the Svac Parties are relying only on that independent investigation and the express representations and warranties set forth in Article 3 (including the related portions of the Company Disclosure Schedule), and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article 3, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group; and

(c) except as expressly set forth in Article 3, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any member of the Company Group or the future business, operations or affairs of any member of the Company Group heretofore or hereafter delivered to or made available to the Svac Parties or their respective Representatives or Affiliates.

Article 5
Covenants of the Company

Section 5.01 Conduct of the Company during the Interim Period.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), except as set forth on Section 5.01 of the Company Disclosure Schedule, as required by applicable Law or any Governmental Authority, as expressly contemplated by this Agreement or with the prior written consent of Svac (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each other member of the Company Group to, use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees; provided that the members of the Company may take any reasonable COVID-19 Action either in light of COVID-19 Measures adopted after the date of this Agreement or otherwise reasonably necessary to protect the health and safety of their employees. Without limiting the generality of the foregoing, except as set forth on Section 5.01 of the Company Disclosure Schedule, as required by applicable Law (including any COVID-19 Measures) or any Governmental Authority, as expressly contemplated by this Agreement or with the prior written consent of Svac (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any other member of the Company Group to:

(i) change or amend the Company Articles of Association or the articles of association or other Governing Documents of a Subsidiary of the Company;

(ii) fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) split, combine, reclassify or otherwise amend any terms of any shares of its or any of its Subsidiaries’ capital stock or equity interests (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries);

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its or any of its Subsidiary’s capital stock or equity interests or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or equity interest of the Company or its Subsidiaries, other than dividends or distributions by any of its wholly owned Subsidiaries to the Company or another wholly owned Subsidiary;

(v) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of any member of the Company Group or any Derivative Securities of any member of the Company Group, other than the issuance of (x) any shares of Company Capital Stock upon the exercise of Company Options; (y) any Company Subsidiary Securities to any member of the Company Group and (z) the Company Options reflected on Section 5.01(a)(v) of the Company Disclosure Schedule or (B) amend any term of any Company Option or any Company Subsidiary Security;

(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person, other than (x) pursuant to existing contracts or commitments as of the date of this Agreement, as set forth on Section 5.01(a)(vi) of the Company Disclosure Schedule; or (y) content and program investments in the ordinary course of business;

(vii) sell, assign, license, abandon, cancel, let lapse, dispose, convey, lease or otherwise transfer its or its Subsidiaries’ material assets (including any material Company Intellectual Property), properties, interests or businesses, other than in the ordinary course of business;

(viii) disclose any material Trade Secrets constituting Company Intellectual Property to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or subject any material Software constituting Company Intellectual Property to Copyleft Terms;

(ix) other than in connection with actions permitted by Section 5.01(a)(v) make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(x) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness of over $10,000,000 in the aggregate, other than (w) Indebtedness of up to $30,000,000 in the aggregate in connection with and related to the Company’s proposed expansion in Australia, (x) any Indebtedness incurred in the ordinary course of business, (y) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) the Debt Financing and the refinancing of any Indebtedness of the Company Group in connection therewith;

(xi) except as required by the terms of any existing Contract, Company Benefit Plan or collective bargaining agreement or similar labor union or employee representative organization contract as in effect on the date hereof, (A) hire any Service Provider whose target annual cash compensation exceeds $500,000 individually, provided that the Company shall be permitted to hire up to five (5) Service Providers whose target annual cash and equity compensation exceeds $1,000,000 individually, so long as the annual cash and equity compensation of all Service Providers whose target annual cash compensation exceeds $500,000 individually does not exceed $5,000,000 million in the aggregate (each individual whose compensation exceeds $500,000 individually, whether hired prior to or following the date hereof a “Key Employee”); (B) hire or terminate (other than for cause) any Key Employee, (C) grant or increase (or promise to grant or increase) any bonuses, option or other incentive equity, change in control payments, retention, severance or termination pay, except for (w) closing bonuses not to exceed $10 ,000,000 in the aggregate in connection with the consummation of the Transactions; (x) employee bonuses in connection with COVID-19 pay reduction relief; (y) annual bonuses in the ordinary course of business and (z) Company Options as reflected on Section 5.01(a)(xi) of the Company Disclosure Schedule, (D) enter into any employment, consulting, deferred compensation or other similar agreement (or materially amend any such existing agreement) with a Key Employee, other than (i) in connection with actions permitted by this Section 5.01(a)(xi) or reflected on Section 5.01(a)(xi) of the Company Disclosure Schedule; (E) increase the amount of compensation or benefits (other than general defined contribution retirement, health or welfare benefits) payable or to become payable to any Key Employee, (F) amend or waive any restrictive covenant applicable to any Key Employee or any former Company Employee, except in compliance with Section 5.02; (G) materially amend or waive any performance or vesting criteria, or take any action to accelerate the timing of any material payments or benefits, or the funding of any material payments or benefits payable or to become payable to any current or former Service Provider; (H) establish, adopt, enter into, or materially amend any Company Benefit Plan (or any plan or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), except the amendments to Company Options and the Company Stock Plan contemplated under Section 2.03(d); and (I) pledge any shares of Company Capital Stock or any securities convertible into or exercisable (directly or indirectly) for Company Ordinary Shares in connection with an entry into a credit facility or any other bona fide borrowing or similar lending arrangement, which shall include margin loans, except for the Chief Executive Officer of the Company;

(xii) (A) except as required by the terms of any existing Contract, Company Benefit Plan or collective bargaining agreement or similar labor union or employee representative organization contract as in effect on the date hereof, negotiate, modify, extend, or enter into any collective bargaining agreement or similar labor union or employee representative organization contract or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employee;

(xiii) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;

(xiv) enter into, renew or amend in any material respect, any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a Company Affiliate Agreement) other than (i) as required by Law, (ii) as set forth in Section 5.01(a)(xiv) of the Company Disclosure Schedule, or (iii) Company Affiliate Agreements on terms that are no less favorable to the Company or such Subsidiary than those that would have been obtained in a comparable transaction entered into with an unaffiliated third party on an arm’s-length basis;

(xv) make, revoke or change any material Tax election except in a manner consistent with the past practices of the Company Group that will not have any adverse and material impact on the Company Group, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority (including a “closing agreement” as defined in Section 7121 of the Code or any corresponding provision of Law) with respect to a material amount of Taxes or settle or compromise any examination, audit, claim or other Action with a Governmental Authority of or relating to any material Taxes, enter into any material Tax sharing or similar arrangement outside the ordinary course of business, surrender any right to claim a material refund or credit of Taxes, fail to pay any material Tax as such Tax becomes due and payable by the Company Group, or consent to the extension of the statute of limitations applicable to any material Tax claim or assessment;

(xvi) waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $5,000,000 in the aggregate;

(xvii) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 5.01(a)(xvii) of the Company Disclosure Schedule, in the aggregate;

(xviii) (A) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(xix) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(xx) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract, in each case, other than in the ordinary course of business or as required by Law; or

(xxi) agree, resolve or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, nothing in this Section 5.01 shall be interpreted to prohibit (i) the Company Group or their Representatives from taking any action reasonably necessary to consummate the Debt Financing (including the refinancing of any existing Indebtedness of the Company Group in connection therewith); or (ii) any member of the Company Group from complying with their respective Governing Documents as of the date of this Agreement.

Section 5.02 Stockholder Support and PFL Agreements; Other Restrictive Covenant Agreements.

The Company shall use commercially reasonable efforts to obtain (i) from each of the Company Stockholders duly executed and delivered Stockholder Support Agreements, and (ii) from Prime Focus Limited, the PFL Agreement, in each case duly executed and delivered, within five (5) Business Days after the date of this Agreement. The Company shall use commercially reasonable efforts to obtain, on or prior to the Closing Date, from the Chief Executive Officer of the Company and from each of the other Key Employees, non-competition, non-solicitation and non-disclosure agreements (the “Restrictive Covenant Agreements”) on terms reasonably satisfactory and mutually acceptable to the Company and Svac; provided that with respect to such Key Employees, such Restrictive Covenant Agreements are valid and enforceable under applicable local Laws.

Section 5.03 No Svac Ordinary Shares Transactions.

From and after the date of this Agreement until the Company Exchange Effective Time, except as otherwise contemplated by this Agreement, the Company shall not, and shall cause its Affiliates not to, engage in any transactions involving the securities of Svac without the prior consent of Svac if the Company possesses material nonpublic information of Svac.

Section 5.04 No Claim Against the Trust Account.

The Company acknowledges that Svac is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company and Representatives of the Company have read Svac’s final prospectus, dated January 5, 2021 and other Svac SEC Documents, the Svac Organizational Document, and the Trust Agreement and the Company and such Representatives understand that Svac has established the Trust Account described therein for the benefit of Svac’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Svac’s sole assets consist of the cash proceeds of Svac’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions are not consummated by January 5, 2023, or such later date as approved by the shareholders of Svac to complete a Business Combination, Svac will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any right, title, interest or past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Svac to collect from the Trust Account any monies that may be owed to them by Svac or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, however, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Svac or any of its Affiliates or for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or for specific performance, injunctive or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Svac’s ability to fulfill its obligation to effectuate the Svac Share Redemptions. This Section 5.04 shall survive the termination of this Agreement for any reason.

Section 5.05 Employee Secondary Sale.

In the event that the Company shall have more than $50,000,000 in Available Cash Consideration, after giving effect to the Closing, then the Company may, subject to approval of the Company Board following the Closing at its sole discretion, use excess proceeds in an amount not to exceed $50,000,000, for direct secondary purchases of equity or equity awards from Company Employees.

Section 5.06 Related Party Balances.

No later than the Closing, the Company shall cause all amounts due by and between the Company and the related parties set forth on Section 5.06 of the Company Disclosure Schedule as of the Closing to be paid in full.

Section 5.07 PFISL.

Prior to the Closing, the Company shall use its commercially reasonable efforts to sell, transfer, or otherwise divest its equity interests (collectively, “Transfer”) in Prime Focus International Service Ltd. (“PFISL”), in a manner reasonably acceptable to Svac and the Company; provided that the Company shall not be required to Transfer such interests if it results in a material adverse effect on the business, employees, assets, operations or financial condition and prospects of the Company, including with respect to the (i) Chief Executive Officer of the Company and (ii) the Transactions contemplated by this Agreement, that cannot be mitigated through commercially reasonable efforts.

Article 6
Covenants of the SVAC Parties

Section 6.01 Conduct of the Svac Parties During the Interim Period.

(a) During the Interim Period, each of the Svac Parties shall use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as set forth on Section 6.01 of the Svac Disclosure Schedule, as required by applicable Law or any Governmental Authority, as expressly contemplated by this Agreement or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Svac Parties shall:

(i) change or amend the Trust Agreement, or the Svac Organizational Document, except as contemplated by the Proposals;

(ii) fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as contemplated by the Transactions;

(iii) split, combine or reclassify any shares of its capital stock;

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of Svac, other than the redemption of any Svac Class A Ordinary Shares required by the Offer;

(v) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of any of the Svac Parties or any Derivative Securities of any of the Svac Parties, other than (x) the issuance of any Svac Class A Ordinary Shares upon the exercise of any Svac Warrants, (y) the issuance of the Company Stockholder Consideration or (z) pursuant to the Subscription Agreements or the Sponsor Backstop Agreement; or (B) amend any term of any Svac Warrants, other than pursuant to the Sponsor Support Agreement;

(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person other than pursuant to existing contracts or commitments, as set forth on Section 6.01 of the Svac Disclosure Schedule;

(vii) sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(viii) other than in connection with actions permitted by Section 6.01(a)(vi), make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business, or agree to, enter into or amend any insurance policies, other than in the ordinary course of business (which shall be deemed to include renewals) or in connection with an R&W Policy procured and premiums paid by the Svac Parties prior to the Closing;

(ix) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than (x) fees and expenses for professional services incurred in support of the Transactions or (y) any Indebtedness incurred in the ordinary course of business;

(x) (A) other than actions taken in furtherance of the adoption and/or implementation of the Svac Equity Incentive Plan, enter into any compensatory arrangement, collective bargaining agreement or retirement, deferred compensation, benefit, or equity plan or arrangement or (B) hire any employees or engage any independent contractors (other than for professional services incurred in support of the Transactions);

(xi) change Svac’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;

(xii) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Svac Party, (B) any stockholder litigation or dispute against Svac or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xiii) enter into, renew or amend in any material respect, any Svac Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Svac Affiliate Agreement) other than as required by law;

(xiv) make, revoke or change any material Tax election except in a manner that will not have any adverse and material impact on Svac, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes or settle or compromise any examination, audit, claim or other Action with a Governmental Authority of or relating to any material Taxes, enter into any material Tax sharing or similar arrangement outside the ordinary course of business, surrender any right to claim a material refund or credit of Taxes, fail to pay any material Tax as such Tax becomes due and payable by any Svac Party, or consent to the extension of the statute of limitations applicable to any material Tax claim or assessment; or

(xv) agree, resolve or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, nothing in this Section 6.01 shall be interpreted to prohibit: (i) the Svac Parties or their Representatives from taking any action reasonably necessary to consummate the Common Equity Financing; or (ii) any Svac Party from complying with its respective governing documents and with all other agreements or Contracts to which an Svac Party may be a party as of the date of this Agreement.

Section 6.02 Common Equity Financing.

(a) Subject to the terms hereof, Svac shall, and shall cause its respective Affiliates to, use its commercially reasonable efforts to comply with its obligations, and enforce its rights, under the Subscription Agreements. Svac shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which Svac has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. Svac shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Common Equity Financing and, unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), shall not permit any termination, amendment or modification to, or any waiver of any material provision or remedy under, the Subscription Agreements entered into at or prior to the date hereof.

Section 6.03 Svac Shareholder Approval.

(a) Svac shall use commercially reasonable efforts to, in compliance with applicable Law, (i) establish the record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the Svac Shareholders (the “Svac EGM”) in accordance with the CICL, (ii) cause the Proxy Statement to be disseminated to Svac’s shareholders and (iii) solicit proxies from the holders of Svac Class A Ordinary Shares to vote in favor of each of the Proposals. Svac shall include the unqualified Svac Board Recommendation in the Proxy Statement. The Svac Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Svac Board Recommendation.

(b) Notwithstanding anything to the contrary contained in this Agreement, once the Svac EGM has been called and noticed, Svac will not postpone or adjourn the Svac EGM without the consent of the Company, other than:

(i) to solicit additional proxies for the purpose of obtaining the Svac Shareholder Approval, in which event Svac may postpone or adjourn the meeting for up to ten (10) Business Days;

(ii) for the absence of a quorum, in which event Svac may postpone or adjourn the meeting up to two (2) times for up to ten (10) Business Days each time; or

(iii) one (1) time, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure that Svac has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Svac Shareholders prior to the Svac EGM.

Section 6.04 Svac Cooperation with Financing.

(a) During the Interim Period, Svac shall, and shall use commercially reasonable efforts to cause its Representatives to, at Svac’s sole cost and expense and at the Company’s reasonable request, use commercially reasonable efforts to cooperate with the Company in connection with the arrangement of the Debt Financing and use commercially reasonable efforts to assist the Company in causing the conditions to the Debt Commitment Letters to be satisfied, including by (i) causing Svac’s senior officers with appropriate expertise, at reasonable times and upon reasonable notice, to participate in (including by preparing for) a reasonable number of road shows, bank meetings, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders, financing sources and rating agencies, (ii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, offering memorandum and other customary marketing and syndication materials required in connection with the Debt Financing (including customary authorization letters to the prospective lenders and financing sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation that such information does not contain a material misstatement or omission and containing a statement that the lenders may treat the public side versions of such documents, if any, as not including material nonpublic information about Svac or its securities), (iii) assisting with the preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation for financings of the type contemplated by the Debt Commitment Letters, (iv) to the extent requested at least ten (10) Business Days prior to the Closing Date, providing to the Company and its financing sources at least three (3) Business Days prior to the Closing Date, all documentations and other information that such financing sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, (v) preparing and furnishing the Company and its prospective lenders and financing sources as promptly as practicable the financial statements and other financial data required to satisfy the conditions set forth in clauses 6 and 7 of Exhibit C to the Debt Commitment Letters, (vi) using commercially reasonable efforts to cause Svac’s external auditors to provide assistance and cooperation to the Company, including participating in accounting due diligence sessions and providing any necessary and customary “comfort letters”, (vii) taking all corporate and other actions, subject to the occurrence of the Closing, to permit the consummation of the Debt Financing at the Closing; (viii) (A) assisting in the preparation of, and at (but subject to) Closing executing, any pledge and security documents, credit agreements, indentures, guarantees, ancillary documents and instruments, closing certificates and other documents related to the Debt Financing (including delivery of a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of Svac with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letters), in each case, subject to the occurrence of the Closing, (B) providing information required by, and otherwise assist in the preparation of, schedules thereto as may be reasonably requested by the Company and (C) otherwise to facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, and (ix) taking customary ministerial company actions, subject to and only effective upon the occurrence of the Closing, reasonably requested by the Company to permit the consummation of the Debt Financing. Svac consents to the customary and reasonable use of Svac’s logos solely in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Svac or any of its affiliates or the reputation or goodwill of Svac or any of its affiliates. The condition in Section 8.03(b) as it applies to the Company’s obligations under this Section 6.04 will be deemed satisfied unless Svac has willfully and materially breached its obligations under this Section 6.04, which breach has not been cured within ten (10) Business Days from receipt of written notice from the Company specifying in reasonable detail such breach, and such breach has been a material cause of the Debt Financing not being obtained on the Closing Date.

(b) All information provided pursuant to this Section 6.04 shall constitute Confidential Information under the Confidentiality Agreement and shall be kept confidential in accordance with the terms of the Confidentiality Agreement, except that the Company shall be permitted to disclose such information to the Debt Financing Sources and other lenders or potential lenders in accordance with the terms of the Debt Commitment Letters, subject to customary confidentiality undertakings by the Debt Financing Sources and such other lenders or potential lenders which are, in all material respects, the same as those in the Confidentiality Agreement; provided, that the Company shall be responsible for any acts or omissions of the Debt Financing Sources or other lenders or potential lenders with respect to such information.

(c) Notwithstanding anything in this Agreement to the contrary, (i) none of Svac, any of its affiliates, or any of their respective directors, officers, employees or agents shall be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Debt Financing which will be effective prior to the Closing, (ii) nothing herein shall require cooperation or other actions or efforts on the part of Svac, any of its affiliates, or any of their respective directors, officers, employees or agents in connection with the Debt Financing to the extent it would interfere unreasonably or materially with the business or operations of Svac or any of its affiliates, (iii) none of Svac or its affiliates, or any of their respective directors, officers, employees or agents will be required to pay any commitment or other similar fee, to incur any other liability or obligation that is not subject to the occurrence of the Closing or, with the exception of the authorization letters referred to in clause (a)(ii) above, to enter into any agreement effective in connection with the Debt Financing prior to the Closing and (iv) nothing herein shall require the board of directors or similar governing body of Svac, prior to the Closing, to adopt resolutions approving or to otherwise approve the agreements, documents or instruments pursuant to which the Debt Financing is made. Nothing in this Section 6.04 shall require the cooperation contemplated in Section 6.04(a) to the extent that it would (x) cause or be reasonably likely to cause any condition to Closing set forth in Article IX to fail to be satisfied or otherwise cause any breach of this Agreement or (y) require Svac to take any action that will conflict with or violate Svac’s organizational documents or any applicable Laws, or result in the material contravention of, or would reasonably be expected to result in a material violation of, or material default under, any contract to which Svac is a party as of the date hereof.

Section 6.05 R&W Insurance.

Prior to the Closing, Svac and the Company will explore the feasibility and commercial reasonableness of obtaining a representations and warranties insurance policy in connection with the representations and warranties made by the Company hereunder (the “R&W Policy”). Notwithstanding the foregoing, if an R&W Policy is not obtained, there shall be no effect on the limitations to the Company’s liability and obligations, or the limitations on Svac’s right to recourse, as set forth in Article X.

Section 6.06 Other Interim Period Obligations of the Svac Parties.

During the Interim Period, Svac shall use reasonable best efforts:

(a) to ensure Svac remains listed as a public company on, and for the Svac Class A Ordinary Shares to be listed on, Nasdaq;

(b) to cause the Svac Class A Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date;

(c) to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; and

(d) to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and to qualify, at the Company Exchange Effective Time, as a “controlled” company under the rules of Nasdaq.

Article 7
Joint Covenants

Section 7.01 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 8, (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby and (z) obtaining approval for listing the Svac Class A Ordinary Shares issued pursuant to this Agreement on Nasdaq). All the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, and any filing fees in connection with applicable Antitrust Laws, shall be deemed Closing Payments and shall be paid 50% by the Company and 50% by Svac. The Parties shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to any applicable Antitrust Law.

(b) Each Party shall cooperate in connection with (i) any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Law and (ii) obtaining approval for listing the Svac Class A Ordinary Shares issued pursuant to this Agreement on Nasdaq.

(c) Each Party shall, in connection with this Agreement and the transactions contemplated hereby, to the extent permitted by applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any material substantive communications from or with any Governmental Authority or Nasdaq concerning the Transactions, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority or Nasdaq and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority or Nasdaq concerning the Transactions, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority or Nasdaq concerning the Transactions unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority or Nasdaq, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority or Nasdaq concerning the Transactions and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority or Nasdaq concerning the Transactions; provided, that materials required to be provided pursuant to this Section 7.01 may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

Section 7.02 Preparation of Proxy Statement.

(a) As promptly as practicable following the date hereof, the Company and Svac shall jointly prepare, and Svac shall file with the SEC in accordance with the Exchange Act, a proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies from Svac Shareholders to approve the proposals set forth below at the Svac EGM of the holders of Svac Class A Ordinary Shares:

(i) approval of the Transactions;

(ii) approval of the Svac Articles of Association;

(iii) approval of the issuance of Svac Class A Ordinary Shares in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements) in accordance with this Agreement, in each case to the extent required by the Nasdaq listing rules;

(iv) the adoption of the Svac Equity Incentive Plan; and

(v) approval of any other proposals reasonably necessary or appropriate to consummate the Transactions (collectively, the “Proposals” and the proxy statement containing the Proposals, the “Proxy Statement”).

Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Svac shall propose to be acted on by Svac’s shareholders at the Svac EGM.

(b) Each of Svac and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement, and to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Svac shall provide the Company with copies of any written comments and shall inform the Company of any oral comments that Svac receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Svac and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed), any response to such comments with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto. Each of Svac and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion in the Proxy Statement will, at the date it is first mailed to the Svac Shareholders and at the time of the Svac EGM, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If Svac or the Company becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Svac, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Proxy Statement. Svac and the Company shall use commercially reasonable efforts to cause the Proxy Statement, as so amended or supplemented, or additional soliciting materials, if appropriate, to be filed with the SEC and, to the extent required by Law, to be disseminated to the Svac Shareholders.

(c) Each of Svac and the Company shall use commercially reasonable efforts to promptly furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Svac or the Company or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Transactions (including any amendment or supplement to the Proxy Statement). To the extent not prohibited by Law, Svac will advise the Company, reasonably promptly after Svac receives notice thereof, of the time when any supplement or amendment to the Proxy Statement has been filed, of the issuance of any suspension of the qualification of the Svac Class A Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or other document filed with the SEC in connection with the Transactions or request by the SEC for additional information.

(d) Without limiting the generality of Section 7.02(c), the Company shall use commercially reasonable efforts to promptly furnish to Svac for inclusion in the Proxy Statement: (i) audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ended March 31, 2019, 2020 and 2021, prepared in accordance with, and complying with in all material respects, GAAP, Regulation S-X and other applicable accounting requirements and with the rules and regulation of the SEC, the Exchange Act and the Securities Act applicable to a registrant and audited by the Company’s independent auditor in accordance with PCAOB auditing standards; (ii) unaudited condensed consolidated financial statements of the Company and its Subsidiaries as of and for the six months ended September 30, 2021 and September 30, 2020 prepared in accordance with, and complying with in all material respects, GAAP, Regulation S-X and other applicable accounting requirements and with the rules and regulation of the SEC, the Exchange Act and the Securities Act applicable to a registrant and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105; (iii) other financial statements, reports and information with respect to the Company and its Subsidiaries that may be required to be included in the Proxy Statement under the rules and regulations of the SEC, the Exchange Act and the Securities Act; and (iv) auditor’s reports and consents to use such financial statements and reports in the Proxy Statement.

(e) Svac shall use commercially reasonable efforts to obtain all necessary state Securities Law or “blue sky” permits and approvals required to carry out the Transactions, and the Company shall promptly furnish all information concerning the Company Group and any of their respective members or stockholders as may be reasonably requested in connection with any such action.

Section 7.03 Inspection.

Subject to applicable Law, each of the Company and Svac shall afford to the other and its respective Representatives reasonable access during normal business hours and with reasonable advance notice during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, and shall furnish promptly to the other, consistent with its legal obligations, all information concerning itself and its Subsidiaries’ business, properties and personnel as the other or any of its Representatives may reasonably request for the purposes of this Agreement or post-Closing integration planning; provided that any such access may be restricted or modified in connection with any COVID-19 Actions or COVID-19 Measures; provided, further, that such person may restrict the foregoing access to the extent that any applicable Law or any Contract to which it is a party requires it to restrict access to any properties or information or in order to maintain the attorney-client privilege; provided, further, that in any such case, the applicable Parties shall cooperate in good faith to seek to provide for access in a manner that does not violate any such Law or Contract or attorney-client privilege. Each of the Parties shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, pursuant to this Section 7.03 in confidence in accordance with and otherwise subject to the Confidentiality Agreement. No investigation pursuant to this Section 7.03 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties.

Section 7.04 Confidentiality; Publicity.

(a) Svac acknowledges that the information being provided to it in connection with this Agreement, including Section 7.03, and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Svac, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Svac, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Svac or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Svac or the Company, as applicable, in good faith); provided, however, that, subject to this Section 7.04, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent; provided, further, that no party shall be required to obtain consent pursuant to this Section 7.04(b) to the extent any proposed release or statement is substantially equivalent to the information that has been made public without breach of the obligation under this Section 7.04(b).

(c) Without limiting the generality of Section 7.04(b):

(i) Svac and the Company shall mutually agree upon and issue a joint press release announcing the effectiveness of this Agreement as of the date of this Agreement or no later than the following Business Day.

(ii) Svac and the Company shall cooperate in good faith with respect to the prompt preparation of, and Svac shall file with the SEC, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

(iii) Prior to the Closing, Svac and the Company shall mutually agree upon and prepare a joint press release announcing the consummation of the Transactions. Concurrently with or promptly after the Closing, Svac and the Company shall issue such press release.

(iv) Svac and the Company shall cooperate in good faith with respect to the preparation of a Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountants and the other information required to be included therein. Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, Svac shall file the Closing 8-K with the SEC.

Section 7.05 Support of Transaction.

Without limiting any covenant contained in Article 5 or Article 6, Svac and the Company shall each, and each shall cause its Subsidiaries to:

(a) use reasonable best efforts to obtain any material consents and approvals of third parties that any of Svac, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and

(b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article 8 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 7.05 will constitute a breach of Section 5.01.

Section 7.06 Indemnification and Insurance.

(a) From and after the Company Exchange Effective Time, Svac shall indemnify and hold harmless each present and former director or officer of the Company Group and of Svac (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement or of Svac, as applicable), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Company Exchange Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 7.06, whether asserted or claimed prior to, at or after the Company Exchange Effective Time, to the fullest extent that any such Person would have been permitted under applicable Law and its certificate of incorporation, bylaws, articles of association or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 7.06). Without limiting the foregoing, Svac shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Company Exchange Effective Time provisions in the Svac Articles of Association concerning the indemnification and exoneration (including provisions relating to expense advancement) of Svac’s and its Subsidiaries’ officers and directors that are no less favorable to those Persons than the provisions in effect as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Svac shall assume, and be liable for, and shall cause its Subsidiaries to honor, each of the covenants in this Section 7.06.

(b) Prior to the Company Exchange Effective Time, the Company shall or, if the Company is unable to, Svac shall as of the Company Exchange Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “Company D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Company Exchange Effective Time with respect to any claim related to any period of time at or prior to the Company Exchange Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. If the Company for any reason fail to obtain such “tail” insurance policies as of the Company Exchange Effective Time, Svac shall continue to maintain in effect, for a period of at least six years from and after the Company Exchange Effective Time, the Company D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or Svac shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Svac be required to expend for such policies pursuant to this Section 7.06(b) an annual premium amount in excess of 300% of the amount per annum the Company paid its last full fiscal year; provided further that if the aggregate premiums of such insurance coverage exceed such amount, Svac shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Company Exchange Effective Time, for a cost not exceeding such amount.

(c) Prior to the Closing, Svac and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Svac that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Svac and its Subsidiaries at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Svac and its Subsidiaries.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.06 shall survive the consummation of the Company Exchange indefinitely and shall be binding, jointly and severally, on Svac and all its successors and assigns. In the event that Svac or any of its respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, Svac shall ensure that proper provision shall be made so that the successors and assigns of Svac shall succeed to the obligations set forth in this Section 7.06. The obligations of Svac under this Section 7.06 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of any member of the Company Group or Svac, or other person that may be a director or officer of any member of the Company Group or Svac prior to the Company Exchange Effective Time, to whom this Section 7.06 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Articles of Association, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 7.06 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 7.06.

Section 7.07 Tax Matters.

(a) Tax Treatment. Upon the Company’s reasonable request, the Parties shall take or cause to be taken or omit to take or cause the omission of any action in order to cause the Company Exchange (and, if reasonably determined by the Company, together with the Common Equity Financing and/or any other Transaction) to qualify as a transaction described in Section 351 of the Code or as a reorganization within the meaning of Section 368(a) of the Code. If the Company determines, in its sole and absolute discretion, that the Company Exchange (and, if determined by the Company in its sole and absolute discretion, together with the Common Equity Financing and/or any other Transaction) qualifies as a reorganization within the meaning of Section 368(a) of the Code, then this Agreement is adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3.

(b) Tax Cooperation. Each of the Parties shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding or to determine the Tax treatment of any aspect of the Transactions.

(c) Tax Opinion. If, in connection with the Transactions, the SEC requests or requires that Tax opinions be prepared and submitted with respect to the Tax treatment of the Transactions, and if such a Tax opinion is being provided by Tax counsel, each of the Company and the Svac Parties, agree to deliver to such Tax counsel customary Tax representation letters, dated and executed as of such date(s) as determined reasonably necessary by such counsel in connection with the preparation of such Tax opinions, provided that notwithstanding anything herein to the contrary, (i) if and to the extent a Tax opinion with respect to the treatment of the Company Exchange to the Company or to the Company Stockholders is being requested or required by the SEC, Baker McKenzie shall (upon receipt of customary Tax representation letters reasonably satisfactory to such counsel) provide a Tax opinion on the U.S. federal income tax treatment of the Company Exchange to the Company Stockholders and (ii) if and to the extent a Tax opinion with respect to the tax consequences of the Transactions to Svac or Svac Shareholders is being requested or required by the SEC, Tax counsel to Svac shall (upon receipt of customary Tax representation letters reasonably satisfactory to such counsel) provide a Tax opinion on the U.S. federal income tax consequences of the Transactions to Svac or Svac Shareholders.

Section 7.08 Employee Matters.

(a) Svac shall, prior to the Company Exchange Effective Time, approve and adopt an incentive award plan in accordance with this Section 7.08 and otherwise in a form reasonably acceptable to Svac (the “Svac Equity Incentive Plan”).

(b) The Svac Equity Incentive Plan will include an initial available pool of a number of Svac Class A Ordinary Shares issuable pursuant to awards thereunder, which may include a range of equity award types, of not less than 10% of the sum of (i) the aggregate number of outstanding Svac Class A Ordinary Shares and any other shares of capital stock of Svac plus (ii) the maximum number of shares underlying any Converted Svac Options, the Svac Warrants and any other Derivative Securities of Svac (assuming in each case that cash is paid for the exercise thereof) (the “Svac Fully Diluted Shares”), in each case of these clauses (i) and (ii) as of immediately following Closing. The Svac Equity Incentive Plan will also provide for an annual, automatic increase to the foregoing share limit on the first day of each Svac fiscal year equal to 2% of the Svac Fully Diluted Shares on the last day of the immediately preceding the Svac fiscal year.

(c) As soon as practicable following the Closing, and when permitted by the applicable regulations under the Securities Act, Svac shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Svac Class A Ordinary Shares issuable under the Svac Equity Incentive Plan, and Svac shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Converted Svac Options and any awards granted pursuant to the Svac Equity Incentive Plan remain outstanding.

Section 7.09 Section 16 Matters.

Prior to the Closing, the Company Board or the Svac Board, or an appropriate committee thereof, as applicable, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the disposition of shares of the Company Capital Stock or acquisition of the Svac Class A Ordinary Shares, as applicable, pursuant to this Agreement and the Transactions by any individual who is expected to become a “covered person” of Svac for purposes of Section 16 of the Exchange Act shall be exempt acquisitions or dispositions.

Section 7.10 Shareholder Litigation.

Svac shall notify the Company promptly in connection with any filing of, or threat to file of, an Action related to this Agreement or the Transactions by any of its shareholders or holders of any Svac Warrants against any of the Svac Parties or against any of their respective directors or officers prior to the Closing (any such action, a “Shareholder Action”). Svac shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. Svac shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, each of Svac shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action.

Section 7.11 Notices of Certain Events.

During the Interim Period, each of the Company, Svac shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting any member of the Company Group or any Svac Party, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions.

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 8.02(a) or Section 8.03(a) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied by it hereunder.

provided that the delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.12 Exclusivity.

(a) During the Interim Period, none of the Svac Parties, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they authorize or permit their respective Representatives to, directly or indirectly:

(i) take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, provide information to or commence due diligence with respect to, any Person concerning, relating to or which is intended or would reasonably be expected to lead to, an Acquisition Proposal;

(ii) in the case of Svac, fail to include the Svac Board Recommendation in (or remove from) the Proxy Statement; or

(iii) in the case of Svac, except as otherwise permitted by this Agreement, withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the Company, the Svac Board Recommendation.

(b) Each of the Company and the Svac Parties, shall promptly, and in any event within one (1) Business Day of the date of this Agreement:

(i) terminate access of any third Person (other than the Company or the Svac Parties and/or any of their respective Affiliates or Representatives) to any data room (virtual or actual) containing any confidential information with respect to the Company or Svac;

(ii) immediately cease and cause to be terminated, and shall cause their and their respective Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons with respect to, or which is reasonably likely to give rise to or result in, any Acquisition Proposal; and

(iii) request the return or destruction of any confidential information provided to any Person in connection with a prospective Acquisition Proposal (subject in each case to the terms of any applicable confidentiality agreement) and, in connection therewith, shall, if the applicable confidentiality or non-disclosure agreement so allows, request that all such Persons provide prompt written certification of the return or destruction of all such information.

(c) Promptly upon receipt of an unsolicited Acquisition Proposal, each of the Svac Parties and the Company shall notify the other Party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited Acquisition Proposal only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal.

Section 7.13 Changes in Capitalization or Structure.

If, during the Interim Period, the Parties mutually agree to changes to the structure of the transactions contemplated by this Agreement to address Tax, legal, regulatory or other concerns (including, without limitation, any conversion of the shares of Company Capital Stock into one or more other classes), the Parties will negotiate in good faith to make such modifications to the Transaction Documents as may be reasonably necessary to effect such changes. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, no Party shall be required to procure a Tax opinion of counsel with respect to this Section 7.13 and, in the event of a conflict between this Section 7.13 and Section 7.07, Section 7.07 shall control.

Section 7.14 Further Assurances.

Each party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Article 8
Conditions to the COMPANY EXCHANGE

Section 8.01 Conditions to Obligations of All Parties.

The obligations of the Company and Svac to consummate, or cause to be consummated, the Company Exchange are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted), in whole or in part, in writing by the Company and Svac:

(a) Regulatory Approvals. The applicable waiting period(s) under any applicable Antitrust Laws in respect of the Transactions shall have expired or been terminated, and any required approval of any Governmental Authority shall have been obtained.

(b) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Svac Organizational Document and the Proxy Statement.

(d) Common Equity Investment. At least 75% of the Common Equity Financing committed by parties other than affiliates of the Sponsor or Novator shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Subscription Agreements.

(e) Debt Financing. To the extent the Debt Financing is not consummated substantially concurrently with the Closing, both immediately prior to and immediately after giving effect to the Closing of the Transactions, no Event of Default (as defined in the Existing Company Facilities Agreement) shall exist under the Existing Company Facilities Agreement or would result under the Existing Company Facilities Agreement from the Closing of the Transactions.

(f) Net Tangible Assets. Svac shall not have redeemed Svac Class A Ordinary Shares in the Offer in an amount that would cause Svac to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g) Svac Shareholder Approval. The Svac Shareholder Approval shall have been obtained.

(h) Listing. The Svac Class A Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(i) Transaction Documents. The Svac Parties and the Company (or their respective Affiliates) shall have entered into each of the applicable Transaction Documents, and to the extent applicable, performed the covenants to be performed thereunder prior to the Company Exchange Effective Time in all material respects, and each such agreement shall be in full force and effect.

(j) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 8.02 Additional Conditions to Obligations of Svac.

The obligations of Svac to consummate, or cause to be consummated, the Company Exchange are subject to the satisfaction of the following additional conditions, any one or more of which may be waived, in whole or in part, in writing by Svac:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Sections 3.01(a), 3.02(a), 3.02(d), 3.03, 3.04, 3.06 and 3.20 in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 3.08(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 8.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Stockholder Support, PFL and Restrictive Covenant Agreements. Each of the agreements specified in Section 5.02 shall have been duly executed and delivered by each of the parties thereto (as applicable), shall be in full force and effect (subject to the Enforceability Exceptions), and there shall be no material default then existing thereunder.

(d) Officer’s Certificate. The Company shall have delivered to Svac a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been fulfilled.

Section 8.03 Additional Conditions to the Obligations of the Company.

The obligation of the Company to consummate the Company Exchange is subject to the satisfaction of the following additional conditions, any one or more of which may be waived, in whole or in part, in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Svac Parties contained in the first sentence of Section 4.01(a) and 4.01(b) and Sections 4.02(b), 4.03, 4.05 and 4.18, in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Svac Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Svac Parties contained in Section 4.08(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(iii) Each of the representations and warranties of the Svac Parties contained in this Agreement (other than the representations and warranties of the Svac Parties described in Section 8.03(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Svac Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Svac Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of Svac to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Svac Parties shall have delivered to the Company a certificate signed by an officer of Svac, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d) Sponsor Backstop Agreement. The transactions contemplated by the Sponsor Backstop Agreement to occur at or prior to the Closing shall have been consummated, to the extent required by and in accordance with the terms of the Sponsor Backstop Agreement.

(e) Minimum Cash. The Available Svac Cash shall be equal to or greater than $350,000,000 (the “Minimum Cash Condition”).

Article 9
Termination/Effectiveness

Section 9.01 Termination.

This Agreement may be terminated and the Transactions abandoned (notwithstanding any approval of this Agreement by the stockholders of the Company or shareholders of Svac) at any time prior to the Company Exchange Effective Time:

(a) by mutual written agreement of the Company and Svac;

(b) by either the Company or Svac if:

(i) the Closing has not occurred on or before August 31, 2022 (such applicable date, the “End Date”); provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to a party if the failure of such party to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the End Date;

(ii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or applicable Law;

(iii) the Svac Shareholder Approval is not obtained at the Svac EGM (subject to any adjournment or recess of the meeting);

(c) by Svac, if:

(i) the Stockholder Support Agreements or the PFL Agreement as contemplated in Section 5.02 are not delivered to Svac within five (5) Business Days after the date of this Agreement; or

(ii) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.02(a) or Section 8.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Svac provides written notice of such violation or breach and the End Date) after receipt by the Company of notice from Svac of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that at the time of delivering a termination notice under this Section 9.01(c)(ii), Svac shall not be in material breach of any of its obligations under this Agreement;

(d) by the Company, if:

(i) there is any breach of any representation, warranty, covenant or agreement on the part of the Svac Parties set forth in this Agreement, such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing or the Sponsor breaches the Sponsor Support Agreement or the Sponsor Backstop Agreement (each, a “Terminating Svac Breach”), except that, if any such Terminating Svac Breach is curable by the Svac Parties or the Sponsor, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the End Date) after receipt by Svac of notice from the Company of such breach, but only as long as the Svac Parties or the Sponsor, as applicable, continue to exercise such commercially reasonable efforts to cure such Terminating Svac Breach (the “Svac Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Svac Breach is not cured within the Svac Cure Period; provided that at the time of delivering a termination notice under this Section 9.01(d)(i), the Company shall not be in material breach of any of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

Section 9.02 Effect of Termination.

Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination that resulted in the termination of this Agreement subject to Section 10.13. The provisions of Sections 5.04, 7.04, this Section 9.02 and Article 10 (collectively, the “Surviving Provisions”), any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, and the Confidentiality Agreement shall in each case survive any termination of this Agreement.

Article 10
Miscellaneous

Section 10.01 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Company Exchange Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c) Notwithstanding anything to the contrary contained herein, Sections 10.04(c) (Rights of Third Parties), 10.06 (Governing Law), 10.10 (Debt Financing Sources), 10.11 (Jurisdiction; WAIVER OF TRIAL BY JURY), and this Section 10.01(c) (Amendments and Waivers) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that adversely impacts or is otherwise adverse in any material respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 10.02 Notices.

All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours for the recipient (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Svac or Sponsor, to:

Svac Acquisition Corp.
9705 Collins Ave 1901
Bal Harbour, FL 33154
Attention: Alan Kestenbaum, CEO
Email: AK@bi15.com

with a copy (which shall not constitute notice) to:

Arent Fox LLP
800 Boylston Street, 32nd Floor,

Boston, MA 02199
Attention: Tal M. Unrad; Michael Andresino
Email: tal.unrad@arentfox.com; michael.andresino@arentfox.com

(b) If to the Company, PF Overseas, or Dutch Co-op to:

Prime Focus World N.V
160 Great Portland St. Fitzrovia

London. W1W 5QA

Attention: General Counsel
Email: cpfl@dneg.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk; Lewis Kneib
Email: steven.stokdyk@lw.com; lewis.kneib@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 10.03 Assignment.

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

Section 10.04 Rights of Third Parties.

Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing:

(a) in the event the Closing occurs, the present and former officers and directors of the Company and Svac (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 7.06;

(b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.13; and

(c) the Debt Financing Sources shall be express third-party beneficiaries of Sections 10.01(c) (Amendments and Waivers), 10.06 (Governing Law), 10.10 (Debt Financing Sources), 10.11 (Jurisdiction; WAIVER OF TRIAL BY JURY), and this Section 10.04(c) (Rights of Third Parties), each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources, shall be entitled to rely on and enforce the provisions of such Sections.

Section 10.05 Expenses.

Except as otherwise provided herein (including Sections 2.06, 7.01, 7.06 and 7.07(a)) each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants. Notwithstanding the foregoing, the fees and expenses of the Svac Parties shall not exceed $15,000,000 (the “Svac Fee Cap”) without the prior written consent of the Company. The Svac Parties and the Company agree that any fees and expenses of the Svac Parties that exceed the Svac Fee Cap without the Company’s prior written consent shall cause the Exchange Ratio to be adjusted such that only the Svac Shareholders bear the excess portion of such fees and expenses. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 10.05 or elsewhere in this Agreement, Svac shall not under any circumstances pay, reimburse or otherwise directly or indirectly economically bear any expenses, fees, costs or other amounts payable or paid by the Company Stockholders.

Section 10.06 Governing Law.

This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions (including against any Debt Financing Source), shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.07 Captions; Counterparts.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.08 Entire Agreement.

This Agreement (together with the Schedules, Annexes and Exhibits to this Agreement), the Ancillary Agreements and that certain Confidentiality Agreement, dated July 14, 2021, between Svac and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 10.09 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.10 Debt Financing Sources.

Notwithstanding anything to the contrary contained herein, none of the Svac Related Parties shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Svac Related Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Company Exchange, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto (including the Debt Commitment Letter). Notwithstanding anything to the contrary contained herein, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 10.11 Jurisdiction; WAIVER OF TRIAL BY JURY.

Any Action based upon, arising out of or related to this Agreement, the other Transaction Documents, the Transactions, the Debt Financing or any transactions contemplated thereby (including any Action against any Debt Financing Source), shall be brought in the United States District Court for the Southern District of New York or a New York State Court sitting in New York City (the “Chosen Courts”), so long as one of such courts shall have subject matter jurisdiction over such Action. Any cause of action arising out of this Agreement, the Transactions, the Debt Financing or any transactions contemplated thereby (including any Action against any Debt Financing Source) shall be deemed to have arisen from a transaction of business in the State of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement, the Transactions, the Debt Financing or any transactions contemplated thereby (including any Action against any Debt Financing Source) in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING ANY ACTION AGAINST ANY DEBT FINANCING SOURCE).

Section 10.12 Enforcement.

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.13 Non-Recourse.

This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties, and then only with respect to the specific obligations set forth herein or in the other Transaction Documents with respect to such Party. Except to the extent a Party to this Agreement or the other Transaction Documents and then only to the extent of the specific obligations undertaken by such Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party to this Agreement or any other Transaction Documents, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Svac under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.14 Conflicts and Privilege.

(a) Svac and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Transactions or the Debt Financing arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Svac or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Svac Group”), on the one hand, and (y) Company and/or any member of the DNEG Group (as defined below), on the other hand, any legal counsel, including Arent Fox LLP (“Arent Fox”), that represented Svac and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Svac Group in such dispute even though the interests of such Persons may be directly adverse to Svac, and even though such counsel may have represented Svac in a matter substantially related to such dispute, or may be engaged in ongoing matters for the Sponsor. Svac and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements, the Transactions or the Debt Financing) between or among Svac, the Sponsor and/or any other member of Svac Group, on the one hand, and Arent Fox, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Company Exchange and belong to the Svac Group after the Closing, and shall not pass to or be claimed or controlled by Svac. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Svac or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and shall not be used by the Svac Group against the DNEG Group, as subsequently defined, in connection with any dispute among the parties.

(b) Svac and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Transactions or the Debt Financing arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company and/or any of its directors, members, partners, officers, employees or Affiliates (collectively, the “DNEG Group”), on the one hand, and (y) any member of the Svac Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the DNEG Group in such dispute even though the interests of such Persons may be directly adverse to the Svac Group, and even though such counsel may have represented Svac and/or the Company in a matter substantially related to such dispute, or may be engaged in ongoing matters for Svac, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements, the Transactions or the Debt Financing) between or among the Company and/or any member of the DNEG Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Company Exchange and belong to the DNEG Group after the Closing, and shall not pass to or be claimed or controlled by Svac. Notwithstanding the foregoing, any privileged communications or information shared by any member of the Svac Group prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Svac Group and shall not be used by the DNEG Group against the Svac Group in connection with any dispute among the parties.

Section 10.15 Nonsurvival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing, except for (a) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Company Exchange Effective Time and then only to such extent until such covenants and agreements have been fully performed and (b) any claim based upon Fraud.

Section 10.16 Disclosure Schedule References and SEC Report References.

(a) The Schedules, Annexes and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules, Annexes and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes.

(b) The Parties agree that each section or subsection of the Company Disclosure Schedule or the Svac Disclosure Schedule, as applicable, shall be deemed to be an exception to and to qualify (or, as applicable, a disclosure for purposes of), the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Svac Disclosure Schedule, as applicable. The Parties further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Svac Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Svac Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face to a reasonable person without any independent knowledge regarding the matter(s) so disclosed, notwithstanding the omission of a cross-reference to such other section or subsections.

(c) The Parties agree that in no event shall any disclosure (other than statements of historical fact) contained in any part of any Svac SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Svac SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

SPORTS VENTURES ACQUISITION CORP.

By:	/s/ Alan Kestenbaum
	Name:	Alan Kestenbaum
	Title:	Chief Executive Officer and Chairman of the Board

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PRIME FOCUS WORLD N.V

By:	/s/ Namit Malhotra
	Name:	Namit Malhotra
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

AKICV LLC

By:	/s/ Alan Kestenbaum
	Name:	Alan Kestenbaum
	Title:	Managing Member

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PF Overseas Limited

By:	/s/ Nishant Fadia
	Name:	Nishant Fadia
	Title:	CFO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

pRIME FOCUS 3D COOPERATIEF U.A

By:	/s/ Nishant Fadia
	Name:	Nishant Fadia
	Title:	Director

pRIME FOCUS 3D COOPERATIEF U.A

By:	/s/ Gunther Warris
	Name:	Gunther Warris
	Title:	Proxy Holder

EXHIBIT A

Form of A&R Memorandum and Articles of Association

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[Sports Ventures Acquisition Corp.]

(adopted by Special Resolution dated [Date] and effective on [date])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

[Sports Ventures Acquisition Corp.]

(adopted by Special Resolution dated [Date] and effective on [date])

1	The name of the Company is [Sports Ventures Acquisition Corp.]

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$[ ] divided into [ ] ordinary shares of a par value of US$0.0001 each and [ ] preference shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

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THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

[Sports Ventures Acquisition Corp.]

(adopted by Special Resolution dated [Date] and effective on [date])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Applicable Law"	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

"Articles"	means these amended and restated articles of association of the Company.

“Audit Committee”	Means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).
"Clearing House"

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

"Company"	means the above named company.
"Company’s Website"	means the website of the Company and/or its web-address or domain name (if any).
"Designated Stock Exchange"	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
"Directors"	means the directors for the time being of the Company.

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"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
"Electronic Communication"

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

"Electronic Record"	has the same meaning as in the Electronic Transactions Act.
"Electronic Transactions Act"	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
"Exchange Act"

means the United States Securities Exchange Act of 1934, as amended or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

"Independent Director"	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
"IPO"	means the Company's initial public offering of securities.
"Member"	has the same meaning as in the Statute.
"Memorandum"	means the amended and restated memorandum of association of the Company.
"Officer"	means a person appointed to hold an office in the Company.
"Ordinary Resolution"

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Ordinary Share"	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
"Preference Share"	means a preference share of a par value of US$0.0001 in the share capital of the Company.

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"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
"Registered Office"	means the registered office for the time being of the Company.
"Seal"	means the common seal of the Company and includes every duplicate seal.
"Securities and Exchange Commission"	means the United States Securities and Exchange Commission.
"Share"	means an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.
"Special Resolution"	has the same meaning as in the Statute, and includes a unanimous written resolution.
"Statute"	means the Companies Act (As Revised) of the Cayman Islands.
"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

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(h)	the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

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3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	The Company may issue securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by any means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1	Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option or warrant.

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7.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company.

8.2	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

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10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

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13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

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14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

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15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

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17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

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19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than twenty-five per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6	If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19.8	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 150th day before the anniversary date of the immediately preceding annual meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year's annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

20	Notice of General Meetings

20.1	At least three clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

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(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety per cent in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

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21.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9	If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

21.10	When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.11	A resolution put to the vote of the meeting shall be decided on a poll.

21.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes the chairman shall not be entitled to a second or casting vote.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

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22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

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23.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

24.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

24.2	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

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25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

26.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

26.2	Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the next succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

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27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	the Director is found to be or becomes of unsound mind by order of a court of competent jurisdiction; or

(d)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director for cause, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors. For the purposes of the Articles, "cause" being, with respect to any particular Director: (i) conviction of a felony; (ii) declaration of unsound mind by order of a court of competent jurisdiction; (iii) gross dereliction of duty; (iv) commission of any action involving moral turpitude; or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results in either an improper substantial personal benefit or a material injury to the Company.

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

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30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote.

30.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5	A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

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30.9	A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

32	Directors' Interests

32.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

32.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

34	Delegation of Directors' Powers

34.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3	The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

34.4	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.5	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

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34.6	The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors

36.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

37	Seal

37.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

37.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3	A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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38	Dividends, Distributions and Reserve

38.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

38.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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38.8	No Dividend or other distribution shall bear interest against the Company.

38.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40	Books of Account

40.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

40.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

40.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41	Audit

41.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine; provided, however, that if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, such appointment of an Auditor shall be subject to ratification of such appointment by the Members.

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41.2	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

41.3	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.4	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

41.5	if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42	Notices

42.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

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42.2	Where a notice is sent by:

(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)	e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

42.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

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43	Winding Up

43.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

43.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44	Indemnity and Insurance

44.1	Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

44.2	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

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44.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st March in each year and, following the year of incorporation, shall begin on 1st April in each year.

46	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

47	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

48	Business Opportunities

48.1	To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer ("Management") shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

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48.2	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

48.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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EXHIBIT B

Form of A&R Registration Rights Agreement

Amended and Restated Registration Rights Agreement

This Amended and Restated Registration Rights Agreement is entered into as of [ ● ], by and among (i) [DNEG], a Cayman Islands exempted company (formerly known as Sports Ventures Acquisition Corp.) (the “Company”), and (ii) the parties listed on Schedule A hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 7.01 or Section 7.11 of this Agreement, a “Holder” and collectively, the “Holders”). Certain capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Business Combination Agreement (as defined below).

WHEREAS, (i) the Company, (ii) Prime Focus World N.V., a public limited liability company incorporated in the Netherlands (“Prime Focus”), (iii) PF Overseas Limited, a limited liability company incorporated in Mauritius (“PF Overseas”), (iv) Prime Focus 3D Cooperatief U.A., a Dutch cooperative association (“Dutch Co-op”), and (v) AKICV LLC, a Delaware limited liability company (“Sponsor”), have entered into that certain Business Combination Agreement dated as of [ ● ] (the “Business Combination Agreement”), pursuant to which, among other things, on the Closing Date immediately prior to the time at which the Company Exchange (as defined below) is consummated (the “Company Exchange Effective Time”), the Company and each holder of capital stock of Prime Focus (“Prime Focus Stockholders”) shall consummate the Company Exchange, pursuant to which the Company shall acquire from the Prime Focus Stockholders, and the Prime Focus Stockholders shall transfer to the Company, all of the shares of Prime Focus (the “Prime Focus Capital Stock”) issued and outstanding as of immediately prior to the Company Exchange Effective Time, and each Prime Focus Stockholder shall receive, in consideration for such transfer of each share of Prime Focus Capital Stock, a number of Class A ordinary shares of the Company (“Class A Ordinary Shares”) equal to such Prime Focus Stockholder’s portion of the Company Stockholder Consideration to which such Prime Focus Stockholder is entitled in accordance with the Business Combination Agreement (the “Company Exchange”);

WHEREAS, the Company and Sponsor entered into that certain Registration Rights Agreement, dated as of January 5, 2021 (the “Prior Agreement”);

WHEREAS, the Company, Sponsor and the other parties to the Prior Agreement wish to amend and restate the Prior Agreement in order to provide for the terms and conditions included herein; and

WHEREAS, the parties hereto are entering into this Agreement concurrently with, and contingent upon, the Closing.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS

The following capitalized terms used herein have the following meanings:

“Acquired Shares” means Class A Ordinary Shares which the Sponsor has purchased from public holders of the Class A Ordinary Shares prior to the Company Exchange.

“Additional Holders” is defined in Section 7.11.

“Additional Shares” is defined in Section 7.11.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person, and, in the case of an individual, also includes any member of such individual’s Immediate Family; provided that the Company and its subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. As used in this definition, “control,” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternative Coordinated Offering” means an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.

“Backstop Shares” means any Class A Ordinary Shares issued to Sponsor pursuant to the Backstop Agreement, dated as of [ ● ], among the Company, Sponsor and Prime Focus.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis (whether firm commitment or otherwise) not involving a roadshow or other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Class A Ordinary Shares” is defined in the recitals of this Agreement.

“Class B Ordinary Shares” means the Class B ordinary shares of the Company outstanding immediately prior to Closing.

“Commission” means the U.S. Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Company Exchange” is defined in the preamble to this Agreement.

“Company Exchange Effective Time” is defined in the preamble to this Agreement.

“Company Shareholder Lock-up Period” means, with respect to the Transaction Shares held by Company Shareholders (other than Namit Malhotra, A2R Holdings Limited, PF Overseas and Dutch Co-op) or their Permitted Transferees, the period ending on the earlier of (a) six months after the date hereof and (b) the first date that the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading-day period commencing at least ninety (90) days after the date hereof, and (c) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property; provided, however, that one half of the Class A Ordinary Shares held by Novator shall be released from the lock-up concurrent with the Company Exchange Effective Time.

“Company Shareholders” means, collectively, Holders who received Transaction Shares in connection with the Company Exchange.

“Demand Registration” is defined in Section 2.01(a).

“Demanding Holders” is defined in Section 2.01(a).

“Dutch Co-op” is defined in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-1” means a registration statement on Form F-1 or any similar long-form registration statement that may be available to the Company at such time.

“Form F-l Shelf” is defined in Section 2.03.

“Form F-3 Shelf” is defined in Section 2.03.

“Founder Shares” means the Class A Ordinary Shares held Sponsor as a result of the conversion of the Class B Ordinary Shares to Class A Ordinary Shares in connection with the Closing.

“Holder” or “Holders” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 4.01.

“Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and shall include adoptive relationships.

“Indemnified Party” is defined in Section 4.03.

“Indemnifying Party” is defined in Section 4.03.

“Joinder” is defined in Section 7.11.

“Maximum Number of Securities” is defined in Section 2.01(d).

“Minimum Takedown Threshold” is defined in Section 2.03(a).

“Misstatement” is defined in Section 3.01(m).

“Novator” means Novator Capital Limited

“Original Holders” means, collectively, PF Overseas, Dutch Co-op, Sponsor, Novator and any persons or entities to which such entities transfer any Registrable Securities.

“Permitted Transferees” means with respect to Sponsor or any Company Shareholder, (i) in the case of an individual (1) by gift to a member of the individual’s Immediate Family, to a trust, the beneficiary of which is a member of the individual’s Immediate Family or an Affiliate of such Person, or to a charitable organization, (2) by virtue of laws of descent and distribution upon death of the individual and (3) pursuant to a qualified domestic relations order or (ii) in the case of an entity, (1) by distribution to such entity’s members, partners, stockholders or equityholders, (2) to any of such entity’s Affiliates or to any fund or other entity controlled or managed by such entity or any of its Affiliates, or to investment manager or investment advisor of such entity or an Affiliate of any such investment manager or investment advisor and (3) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clause this definition; provided that such transferee to which a transfer is being made pursuant to this definition, if not a Holder, enters into a written agreement with the Company agreeing to be bound by the restrictions, including restrictions specific to certain holders, herein.

“Person” shall mean any individual, corporation, partnership, unincorporated association or other entity.

“PFL Lock-up Period” means, with respect to the Transaction Shares held by Namit Malhotra, A2R Holdings Limited, PF Overseas and Dutch Co-Op or their Permitted Transferees, the period ending on the earlier of (a) with respect to twenty-five percent (25%) of such Transaction Shares, six (6) months after the date hereof, (b) with respect to the remaining seventy-five percent (75%) of such Transaction Shares, two (2) years after the date hereof and (c) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

“PF Overseas” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.02(a).

“Prime Focus” is defined in the recitals to this Agreement.

“Prime Focus Capital Stock” is defined in the recitals to this Agreement.

“Prime Focus Stockholders” is defined in the recitals to this Agreement.

“Prior Agreement” is defined in the recitals to this Agreement.

“Private Warrants” means each one (1) warrant of the Company entitling the holder thereof to purchase one (1) Ordinary Share in accordance with terms described in the SPAC IPO Prospectus with respect to the former private warrants of the Company.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means: (i) any outstanding Class A Ordinary Shares held by a Holder immediately following the Closing (including Class A Ordinary Shares outstanding as a result of the conversion of the Class B Ordinary Shares to Class A Ordinary Shares in connection with the Closing); (ii) the Private Warrants held by a Holder immediately following the Closing (and Class A Ordinary Shares issuable upon the exercise of any such Private Warrants); (iii) any Backstop Shares, (iv) any Acquired Shares and (v) any Additional Shares. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Class A Ordinary Shares or Private Warrants (and underlying Class A Ordinary Shares). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (a) a Registration Statement (as defined below) with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with and pursuant to such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a Securities Act legend restricting further transfer shall have been delivered by the Company and, at the time of such delivery, subsequent public distribution of such securities shall not require Registration under the Securities Act; (c) such securities shall have ceased to be outstanding; and (d) the Registrable Securities are freely saleable under Rule 144 without volume or manner of sale limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale or resale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.01(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” is defined in Section 2.03.

“Shelf Registration” is defined in Section 2.03.

“Shelf Underwriting Request” is defined in Section 2.03.

“SPAC IPO Prospectus” means the final prospectus of the Company, dated as of January 5, 2021, and filed with the SEC on January 7, 2021 (File No. 333-249392).

“Sponsor” is defined in the recitals to this Agreement.

“Sponsor Securities” means, collectively, the Class A Ordinary Shares and Private Warrants held by Sponsor. Sponsor Securities do not include Class A Ordinary Shares issued pursuant to the Common Equity Financing, Backstop Shares or Acquired Shares.

“Sponsor Securities Lock-up Period” means, (i) with respect to the Founder Shares held by Sponsor or its Permitted Transferees, the period ending on the earlier of (a) one year after the date hereof and (b) the first date that the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading-day period commencing at least ninety (90) days after the date hereof, and (c) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property, provided, however, that 3,004,375 of the Founder Shares shall be released from the lock-up concurrent with the Company Exchange Effective Time and (ii) with respect to the Sponsor Securities that are not Founder Shares held by Sponsor or its Permitted Transferees, the period ending on the thirtieth (30th) day after the Closing Date.

“Suspension Event” is defined in Section 3.05.

“Transaction Shares” means any Class A Ordinary Shares issued to Prime Focus Stockholders in connection with the Company Exchange.

“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” is defined in Section 2.01(e).

Article II.

REGISTRATION RIGHTS

Section 2.01 Demand Registration.

(a) Request for Registration. Subject to the provisions of Section 2.01(d) and Section 2.03 hereof, at any time and from time to time on or after the date hereof, Original Holders holding at least a majority in interest of the then issued and outstanding number of Registrable Securities held by all Original Holders (such Original Holders, the “Demanding Holders”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”), to the extent such Registrable Securities are not subject to restrictions on sale or transfer pursuant to the Company’s Amended & Restated Memorandum and Articles of Association or any other agreement with the Company restricting the sale or transfer of such Registrable Securities. Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be included in such Registration and the intended method(s) of distribution thereof. The Company will promptly (and, in any event, within ten (10) days) following the receipt of a Demand Registration notify all Holders of Registrable Securities of the demand, and each Holder who wishes to include all or a portion of such Holder’s Registrable Securities in a Registration Statement pursuant to the Demand Registration (each such Holder including shares of Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notice, the Requesting Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.01(d) and the provisos set forth in Section 3.01(a). The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations initiated by Original Holders, provided, however, that a Registration shall not be counted for such purposes unless a Form F-1 has become effective in accordance with this Agreement.

(b) Effective Registration. Notwithstanding the provisions of Section 2.01(a) above or any other part of this Agreement, a Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Demanding Holders thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated to file another Registration Statement until the Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is subsequently terminated.

(c) Underwritten Offering. If the Demanding Holders so elect and such Holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such Underwritten Offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters. The Company shall have the right to select the Underwriters to administer such Underwritten Offering.

(d) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration or Shelf Underwriting Request, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of shares of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Class A Ordinary Shares or other securities which the Company desires to sell and the Class A Ordinary Shares or other securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering: (i) first, the Registrable Securities of the Holders participating in such Underwritten Offering (pro rata based on the respective number of shares that each such Holder has requested be included in such Registration, regardless of the number of Registrable Securities held by each such Holder) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Class A Ordinary Shares or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Class A Ordinary Shares or other securities for the account of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

(e) Demand Registration Withdrawal. Prior to the effectiveness of the Registration Statement filed with the Commission with respect to any Demand Registration or an Underwritten Offering, the Demanding Holders initiating such Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the managing Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that any Holder(s) may elect to have the Company continue such Underwritten Offering if the requirements to make a Demand Registration under Section 2.01(a) with respect to such Holder(s) would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the remaining Holder(s). If the Demanding Holders withdraw from a proposed Underwritten Offering relating to a Demand Registration or an Underwritten Offering pursuant to a Shelf Underwriting Request, then such Registration shall not count as a Demand Registration provided for in this Section 2.01. If any Holders elect to continue an Underwritten Offering pursuant to the proviso in the first sentence of this Section 2.01(e), such Underwritten Offering shall instead count as an Underwritten Offering demanded by such Demanding Holders for purposes of this Section 2.01. Following the receipt of any Withdrawal Notice, the Company shall promptly inform any other Holders that had elected to participate in such Underwritten Offering that a Holder has withdrawn. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders in connection with such Demand Registration as provided in Section 3.02.

Section 2.02 Piggy-Back Registration.

(a) Piggy-Back Rights. If at any time on or after the date hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) on Form F-4 (or any similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) on Form S-8 (or any successor rule thereto), (iv) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (v) for an offering of debt that is convertible into equity securities of the Company, (vi) for a dividend reinvestment plan, (vii) a Block Trade, (viii) an Alternative Coordinated Offering or (ix) filed pursuant to Section 2.03, then the Company shall (x) give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Holders of Registrable Securities in such notice the opportunity to register the sale of such Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (such Registration, a “Piggy-Back Registration”), to the extent such Registrable Securities are not subject to restrictions on sale or transfer pursuant to the Company’s Amended & Restated Memorandum and Articles of Association or any other agreement with the Company restricting the sale or transfer of such Registrable Securities. The Company shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.02(a) to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Holders proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

(b) Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an Underwritten Offering advises the Company and the Holders of Registrable Securities in writing that the dollar amount or number of Class A Ordinary Shares or other securities that the Company desires to sell, taken together with Class A Ordinary Shares or other securities, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the Holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.02, and the Class A Ordinary Shares or other securities, if any, as to which Registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

(i) If the Registration is undertaken for the Company’s account: (A) first, the Class A Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection (a) hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested be included in such Piggy-Back Registration (regardless of the number of Registrable Securities held by each such Holder), that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Ordinary Shares or other securities for the account of other persons or entities that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities.

(ii) If the Registration is a “demand” registration undertaken at the demand of persons other than the Holders, (A) first, the Class A Ordinary Shares or other securities for the account of the demanding persons or entities that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection (a) hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested be included in such Piggy-Back Registration (regardless of the number of Registrable Securities held by each such Holder), that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Ordinary Shares or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Class A Ordinary Shares or other securities for the account of other persons or entities that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Securities.

(c) Withdrawal. Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Piggy-Back Registration. The Company (whether on its own determination or as the result of a request for withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-Back Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders in connection with such Piggy-Back Registration as provided in Section 3.02.

(d) Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.02 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.01 hereof or an Underwritten Offering pursuant to a Shelf Underwriting Request effected under Section 2.03.

(e) Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Alternative Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Class A Ordinary Shares (if such Holder is not a passive investor and it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Ordinary or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

Section 2.03 Shelf Registration

(a) The Company shall file a shelf registration statement under Rule 415 of the Securities Act on Form F-1 (the “Form F-1 Shelf”) within thirty (30) days of the Closing Date covering the resale of all Registrable Securities on a delayed or continuous basis (a “Shelf Registration”), and use its best efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter and no later than the earlier of (x) the 90th calendar day (or 135th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the filing date and (y) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. If, at any time the Company shall have qualified for the use of a Registration Statement on Form F-3 (the “Form F-3 Shelf” and, together with the Form F-1 Shelf, each a “Shelf”) or any other form which permits incorporation of substantial information by reference to other documents filed by the Company with the Commission and at such time the Company has an outstanding Form F-l Shelf, then the Company shall use its commercially reasonable efforts to, as soon as reasonably practical, convert such outstanding Form F-l Shelf into a Form F-3 Shelf. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its best efforts to maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective and available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities, subject in each case to the provisions of this Agreement that permit the Company to suspend the use of the Registration Statement in the circumstances, and subject to the terms and conditions, set forth in those provisions. No filing of a Form F-1 Shelf or a Form F-3 Shelf, as applicable, pursuant to this Section 2.03 shall be counted as a Demand Registration effected pursuant to Section 2.01. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this Section 2.03, covering a Holder’s or Holders’ Registrable Securities, such Holder or Holders shall not have rights to make a Demand Registration with respect to Section 2.01. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this Section 2.03, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify for and wish to request an Underwritten Offering from such Shelf (a “Shelf Underwriting Request”), such Underwritten Offering shall follow the procedures and limitations of Section 2.01 (including Section 2.01(c), Section 2.01(d) and Section 2.01(f)) but such Underwritten Offering shall be made from the Shelf and shall count against the number of Demand Registrations that may be made by the applicable Holder(s) pursuant to Section 2.01(a); provided that, in the event that the Underwritten Offering is being made from a Form F-3 Shelf, (i) the period of time for the Company to notify all other Holders of Registrable Securities of the Company’s receipt of the applicable Demand Registration shall be reduced from ten (10) days (as set forth in Section 2.01(a)) to two (2) Business Days and (ii) the period of time that the Holders have to respond to such notice shall be reduced from five (5) days (as set forth in Section 2.01(a)) to three (3) Business Days. Notwithstanding anything to the contrary in Section 2.01(a) or this Section 2.03(a), PF Overseas, Dutch Co-op, Sponsor and Novator may each make two (2) Shelf Underwriting Requests pursuant to this Section 2.03(a) in any twelve (12) month period, for an aggregate of not more than six (6) Shelf Underwriting Requests pursuant to Section 2.03(a) in any twelve (12) month period; provided that, the Company shall only be obligated to effect an Underwritten Offering pursuant to such Shelf Underwriting Request if such Underwritten Offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, (x) with a total offering price reasonably expected to exceed, in the aggregate, $60 million or (y) that constitute all of the remaining Registrable Securities held by the Demanding Holder ((x) or (y), as applicable, the “Minimum Takedown Threshold”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

(b) The Company shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment.

(c) The Company shall have the right to register any other Class A Ordinary Shares or securities of the Company on any Registration Statement, including the Shelf.

Section 2.04 Rule 415. The Company shall not name any Holder as an “underwriter” in a Registration Statement without the prior written consent of such Holder.

Article III.

REGISTRATION PROCEDURES.

Section 3.01 Filings; Information. Whenever the Company is required to effect a Registration of any Registrable Securities pursuant to Article II, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

(a) Filing Registration Statement. The Company shall use its commercially reasonable efforts to, in accordance with Section 2.01 or Section 2.03, as applicable, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period required under this Agreement; provided, however, that the Company shall have the right to (i) defer any Demand Registration or any Shelf Registration, as applicable, for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, and (ii) require Holders whose Registrable Securities are registered under any Registration Statement to suspend use of the prospectus included in such Registration Statement in accordance with Section 3.05.

(b) Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Holders included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Holders included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

(c) Amendments and Supplements. The Company use commercially reasonable efforts to shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn; provided, that, before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, (but excluding the Company’s filings under the Exchange Act and any amendment or supplement to a Registration Statement or prospectus that is substantially similar to the Company’s filings under the Exchange Act), the Company shall furnish to the Holders whose Registrable Securities are included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, (but excluding the Company’s filings under the Exchange Act and any amendment or supplement to a Registration Statement or prospectus that is substantially similar to the Company’s filings under the Exchange Act) to which such Holders or their legal counsel shall reasonably object.

(d) Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) business days after such filing, notify the Holders whose Registrable Securities are included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within five (5) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) when the Company receives notice or obtains knowledge of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for such purpose (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); (iv) when the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities included in such Registration Statement for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (v) the occurrence of a Misstatement; provided that no notification shall be required pursuant to this Section 3.01(d) to the extent that such information is available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

(e) [Reserved].

(f) Agreements for Disposition. Subject to the limits in Article II, in an Underwritten Offering, the Company shall use commercially reasonable efforts to enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

(g) Cooperation. The officers and members of the management of the Company shall cooperate reasonably in any offering of Registrable Securities in an Underwritten Offering hereunder, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

(h) Records. Subject to appropriate confidentiality arrangements, the Company shall make available for inspection by any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

(i) Opinions and Comfort Letters. In an Underwritten Offering, the Company shall use its reasonable best efforts (i) on the date the Registrable Securities are delivered for sale pursuant to a Registration, to obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, covering such legal matters with respect to the Registration in respect of which such opinion is being given as such Underwriter or Underwriters may reasonably request and as are customarily included in such opinions and negative assurance letters, and (ii) to obtain a “comfort” letter from the Company’s independent registered public accountants (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration), in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or managing Underwriters may reasonably request.

(j) Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and, if applicable, make available to its shareholders, as soon as reasonably practicable, an earnings statement covering period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k) Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the Holders of a majority of the Registrable Securities included in such Registration.

(l) Transfer Agent. The Company shall use its commercially reasonable efforts to provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of the Registration Statement.

(m) Misstatements. The Company shall notify the Holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or prospectus, or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (a “Misstatement”), and then to correct such Misstatement.

(n) Road Show. If the Registration involves the registration of Registrable Securities involving gross proceeds in excess of $60,000,000, the Company shall use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.

(o) FINRA. The Company shall cooperate with each Underwriter participating in the disposition of such Registrable Securities and their legal counsel in connection with any filings required to be made with The Financial Industry Regulatory Authority, Inc., including using commercially reasonable efforts to obtain pre-clearance and pre-approval of the Registration Statement and applicable prospectus upon filing with the Commission.

(p) Certificated Securities. The Company shall, in the case of certificated Registrable Securities, cooperate with the Holders and the managing Underwriters (if any) to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Holders participating in such offering that the Registrable Securities represented by the certificates so delivered by such Holders will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as such Holders or managing Underwriters may reasonably request at least two business days prior to any sale of such Registrable Securities.

(q) Legend Removal. Upon request of a Holder, the Company shall, subject to receipt of customary representations and other documentation as may be requested by the Company, (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Class A Ordinary Shares restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement and are no longer held by an affiliate of the Company, (ii) request the Company’s transfer agent to issue in lieu thereof Class A Ordinary Shares without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such Class A Ordinary Shares, or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s Class A Ordinary Shares transferred into a book-entry position at The Depository Trust Company, in each case, subject to delivery of customary documentation, including any documentation required by such restrictive legend or book-entry notation.

(r) Further Assurances. The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.02 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.01, any Piggy-Back Registration pursuant to Section 2.02, any Shelf Registration pursuant to Section 2.03, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (a) all Registration and filing fees and fees of any securities exchange on which Registrable Securities are then listed; (b) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel for the Underwriters (if any) in connection with blue sky qualifications of the Registrable Securities); (c) printing, messenger, telephone and delivery expenses; (d) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (e) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.01(k); (f) Financial Industry Regulatory Authority, Inc. fees; (g) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.01(i)); (h) the reasonable fees and expenses of any special experts retained by the Company in connection with such Registration and (i) in the case of an Underwritten Offering, the reasonable and customary fees and expenses of outside legal counsel (including one or more local counsel) selected by the Holders of the Registrable Securities included in such Registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an Underwritten Offering, all selling Holders and the Company shall bear the expenses of the Underwriters (if any) relating to the sale of such Holders’ Registrable Securities pro rata in proportion to the respective amount of shares each is selling in such offering.

Section 3.03 Information. The Holders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.03 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.04 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, stock powers, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.05 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the submission, filing or effectiveness of a Registration Statement, and from time to time to require Holders not to sell Registrable Securities under the Registration Statement or to suspend the effectiveness thereof, if the Company determines that in order for such Registration Statement not to contain a Misstatement, (x) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (y) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event that the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in such Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in such Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause, such Registration Statement to fail to comply with applicable disclosure requirements, or (z) in the good faith judgment of the Company’s board of directors, such submission, filing or effectiveness or use of such Registration Statement, would be detrimental to the Company, and the Company’s board of directors concludes that such submission, filing or effectiveness should be delayed or postponed (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains a Misstatement, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Holder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the Misstatement referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Company, each Holder will deliver to the Company or, in such Holder’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent such Holder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.05.

Section 3.06 Lock-Up Periods. Notwithstanding anything to the contrary contained in this Agreement, except with respect to Transfers to a Permitted Transferee, (i) Sponsor agrees not to Transfer or otherwise dispose of, including any sale pursuant to Rule 144, any Sponsor Securities subject to the Sponsor Securities Lock-Up Period during such period applicable to such Sponsor Securities, (ii) each Company Shareholder agrees not to Transfer or otherwise dispose of, including any sale pursuant to Rule 144, any Transaction Shares during the Company Shareholder Lock-Up Period and (iii) each of Namit Malhotra, A2R Holdings Limited, PF Overseas and Dutch Co-op agrees not to Transfer or otherwise dispose of, including any sale pursuant to Rule 144, any Transaction Shares during the PFL Lock-up Period; provided, however, that the Company’s board of directors may grant individual waivers of the restrictions set forth in this Section 3.06, subject to the approval of any director designee of Sponsor then serving as a director of the Company at the time in question.

Article IV.

INDEMNIFICATION AND CONTRIBUTION.

Section 4.01 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder, and each of their respective officers, employees, affiliates, directors, partners, members and agents, and each person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses (including reasonable outside attorneys’ fees and expenses), losses, judgments, claims, damages or liabilities (collectively, “Losses”), whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a preliminary prospectus, final prospectus, summary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading; but only to the extent that any such Losses arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.01.

Section 4.02 Indemnification by Holders of Registrable Securities. Each selling Holder will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors, officers, members, shareholders, employees, managers, partners, agents and affiliates, and each Underwriter (if any) and each other selling Holder and each other person, if any, who controls another selling Holder or such Underwriter within the meaning of the Securities Act, against any Losses arising out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein (in the case of a preliminary prospectus, final prospectus, summary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Losses. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder.

Section 4.03 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any Losses or any action in respect of which indemnity may be sought pursuant to Section 4.01 or Section 4.02, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the Losses or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

Section 4.04 Contribution.

(a) If the indemnification provided for in the foregoing Sections 4.01, 4.02 or 4.03 is unavailable to any Indemnified Party in respect of any Losses or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by (or not supplied by in the case of an omission) such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and other equitable considerations appropriate under the circumstances.

(b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.04 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.04(a).

(c) The amount paid or payable by an Indemnified Party as a result of any Losses or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.04, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 4.05 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

Article V.

RULE 144.

Section 5.01 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act to the extent required from time to time to enable such Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, provided that such Holder owns Registrable Securities, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article VI.

TERMINATION.

Section 6.01 Termination. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

Article VII.
MISCELLANEOUS.

Section 7.01 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may not be freely assigned or delegated by such Holder except in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder, provided, that such transferee shall only be admitted as a party hereunder and assume such Holder’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such Person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or of any assignee of the Holders. This Agreement is not intended to confer any rights or benefits on any persons or entities that are not party hereto other than as expressly set forth in Article IV and this Section 7.01. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 7.01 shall be null and void.

Section 7.02 Notices. All notices, demands, requests, consents, approvals or waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Company:

[DNEG]

c/o Prime Focus World N.V
160 Great Portland St. Fitzrovia

London. W1W 5QA

Attention: General Counsel
Email: cpfl@dneg.com

With a copy to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk; Lewis W. Kneib
Email: steven.stokdyk@lw.com; lewis.kneib@lw.com

To a Holder, to the address set forth on the Company’s records with respect to such Holder or to such other address or addresses as such Holder may from time to time designate in writing.

Section 7.03 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 7.04 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery” and words of like import in this Agreement or in any instruments, agreements, certificates, legal opinions, negative assurance letters or other documents entered into or delivered pursuant to or in connection with this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 7.05 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, the Company and Sponsor hereby agree that the Prior Agreement is hereby terminated and of no further force or effect and that Section 7 of the Letter Agreement dated January 5, 2021 between the Company and the Sponsor is hereby modified to the extent inconsistent with Section 3.06 hereof.

Section 7.06 Modifications and Amendments. Upon the written consent of the Company and the Holders of a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Without limiting the generality of the foregoing, any amendment to any of Sections 2.01(a), 2.01(c), 2.01(d), 2.02(a), 2.02(b), 2.03(a), 2.04, 3.01(a), 3.01(q), 3.02, 3.06, 4.01, 4.04, 4.05, 5.01, 6.01, 7.06 or 7.11, or any definitions related to the foregoing Sections, that would materially adversely affect an Original Holder shall require the written consent of such Original Holder until such Original Holder no longer holds any Registrable Securities. No course of dealing between any Holders or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 7.07 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

Section 7.08 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, however, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 7.09 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Section 7.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 7.10 or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 7.10 and that nothing in this Section 7.10 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County, and any appellate court thereof in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in such New York State court or, to the extent permitted by Law, in such federal court, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

Section 7.11 Joinder. In addition to persons or entities who may become Holders pursuant to Section 7.01 hereof, subject to the prior written consent of each Original Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least 3.5 percent (3.5%) of the outstanding Class A Ordinary Shares of the Company), the Company may make any person or entity who acquires Class A Ordinary Shares or rights to acquire Class A Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Shares.

Section 7.12 Waiver of Trial by Jury. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

[DNEG]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

ORIGINAL HOLDERS:

Akicv LLC

By:
Name:
Title:

PF Overseas Limited

By:
Name:
Title:

Prime Focus 3D Cooperatief U.A.

By:
Name:
Title:

Novator Capital Limited

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

NON-ORIGINAL HOLDERS:

A2R Holdings Limited

By:
Name:
Title:

Namit Malhotra

Namit Malhotra

Vikas Rathee

Vikas Rathee

Paul Salvini

Paul Salvini

Christopher Pflug

Christopher Pflug

Massoud Entekhabi

Massoud Entekhabi

[Signature Page to Registration Rights Agreement]

Thomas McGrath

Thomas McGrath

Thomas Strickler

Thomas Strickler

[Signature Page to Registration Rights Agreement]

SCHEDULE A

HOLDERS

Akicv LLC

Novator Capital Limited

PF Overseas Limited

Prime Focus 3D Cooperatief U.A.

A2R Holdings Limited

Namit Malhotra

Vikas Rathee

Paul Salvini

Christopher Pflug

Massoud Entekhabi

Thomas McGrath

Thomas Strickler

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [DNEG], a Cayman Islands exempted company (formerly known as Sports Ventures Acquisition Corp.) (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Class A Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Shareholder

Print Name of Shareholder
Its:

Address:

Agreed and Accepted as of

____________, 20__

[DNEG]

By:
Name:
Its:

EXHIBIT C

Form of Sponsor Backstop Agreement

See Exhibit 10.2.

EXHIBIT D

Form of Sponsor Support Agreement

See Exhibit 10.1

EXHIBIT E

Form of Stockholder Support Agreement

EXHIBIT E

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is made and entered into as of January ___, 2022, by and among Sports Ventures Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Prime Focus World N.V., a public limited liability company incorporated in the Netherlands (the “Company”) and the undersigned stockholders (each, a “Key Stockholder”, and collectively, the “Key Stockholders”) of the Company. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, on January __, 2022, the Company, PF Overseas Limited, a limited liability company incorporated in Mauritius, Prime Focus 3D Coöperatief U.A., a Dutch cooperative association, each shareholders of the Company, AKICV, LLC, a Delaware limited liability company and SPAC entered into that certain Business Combination Agreement (the “Business Combination Agreement” or “BCA”);

WHEREAS, at the Closing of the Business Combination Agreement, the Company Stockholders and SPAC shall effect the “Company Exchange” (as defined in the BCA);

WHEREAS, each Key Stockholder agrees to enter into this Agreement with respect to all Company Securities (as defined below) that such Key Stockholder now or hereafter owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record;

WHEREAS, each Key Stockholder is the beneficial and/or record owner of, and has the sole right to vote or direct the voting of, such number of shares of Company Capital Stock as are set forth on Schedule A attached hereto opposite the name of such Key Stockholder;

WHEREAS, each of SPAC, the Company and each Key Stockholder has determined that it is in its respective best interests to enter into this Agreement;

WHEREAS, each Key Stockholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Key Stockholder’s execution and delivery of this Agreement; and

WHEREAS, following the date hereof, SPAC intends to file with the SEC a proxy statement in connection with the matters set forth in Section 7.02(a) of the BCA (the “Proxy Statement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement

“Affiliate(s)” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that neither the Company nor any Company Subsidiary will be deemed an Affiliate of any Key Stockholder).

“Company Securities” means, collectively, any Company Ordinary Shares (as defined in BCA), Company Preferred Shares (as defined in BCA), Company Options (as defined in BCA) and any securities convertible into or exchangeable for any of the foregoing, and any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any Key Stockholder hereto.

“Expiration Time” shall mean the earlier to occur of (a) the Company Exchange Effective Time, (b) such date as the BCA shall be validly terminated in accordance with Article IX thereof and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the BCA and the consummation of the transactions contemplated hereby and thereby.

2. Agreement to Retain the Company Securities.

2.1 No Transfer of Company Securities. Until the Expiration Time, each Key Stockholder agrees not to, other than as expressly required by the Business Combination Agreement (including pursuant to the Company Exchange) (a) Transfer any Company Securities, (b) deposit any Company Securities into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Company Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement), (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Company Securities held by such Key Stockholder or (d) publicly announce any intention to effect any transaction specified in clauses (a), (b) or (c); provided, that any Key Stockholder may Transfer any such Company Securities to any Affiliate of such Key Stockholder, if, and only if, the transferee of such Company Securities evidences in a writing reasonably satisfactory to each of SPAC and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Key Stockholder.

2.2 Additional Company Securities. Until the Expiration Time, each Key Stockholder agrees that any Company Securities that (a) are issued to such Key Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Company Securities or otherwise, (b) such Key Stockholder purchases or otherwise hereinafter acquires or (c) with respect to which such Key Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Key Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Company Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Hereafter until the Expiration Time, each Key Stockholder agrees that, except as otherwise agreed in writing with each of SPAC and the Company:

(a) at the Closing of the Company Exchange, each Key Stockholder shall execute and deliver the Amended and Restated Registration Rights Agreement, substantially in the form attached as Exhibit B to the Business Combination Agreement.

(b) subject to Section 2 hereof, no Key Stockholder shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Company Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Securities that would prevent, materially restrict, materially limit or materially interfere with the performance of such Key Stockholder’s obligations hereunder or the consummation of the transactions contemplated hereby.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Capital Stock to adopt the Business Combination Agreement, or approve the Company Exchange and the other Transactions, or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, the Company Exchange or the other Transactions is sought or upon which a consent or other approval is required under the Company’s Articles of Association, each Key Stockholder shall (a) when such meeting is held, appear at such meeting or otherwise cause such Key Stockholder’s shares of Company Capital Stock entitled to vote or consent on matters put to a vote or consent as applicable, of the stockholders of the Company (such shares of Capital Stock, each Key Stockholder’s “Voting Covered Shares”) to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) all such Key Stockholder’s Voting Covered Shares currently or hereinafter owned by such Key Stockholder in favor of the foregoing. Additionally, hereafter until the Company Exchange Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, each Key Stockholder shall vote (or cause to be voted) all shares of such Key Stockholder’s Voting Covered Shares against any action, agreement or transaction (other than the BCA or the Transactions) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a Key Stockholder’s vote, consent or other approval (including by written consent) is sought, such Key Stockholder shall vote (or cause to be voted) all such Key Stockholder’s Voting Covered Shares, currently or hereinafter owned by such Key Stockholder against and withhold consent with respect to any Acquisition Proposal (as defined in the BCA). No Key Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Additional Agreements.

4.1 Litigation. Each Key Stockholder agrees not to commence, join in support of, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the BCA or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement, the BCA, the Company Exchange, or the Transactions.

4.2 Consent to Disclosure. Each Key Stockholder hereby consents to the publication and disclosure in the definitive Proxy Statement (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of such Key Stockholder’s identity and beneficial ownership of Company Securities and the nature of such Key Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. Each Key Stockholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

4.3 Confidentiality. Until the Expiration Time, each Key Stockholder will and will cause its Affiliates to keep confidential and not disclose any non-public information relating to SPAC or the Company or any of their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by such Key Stockholder in breach of this Section 4.3, (ii) is, was or becomes available to such Key Stockholder on a non-confidential basis from a source other than SPAC or the Company; provided that, to the knowledge of such Key Stockholder, such information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to SPAC or the Company or (iii) is or was independently developed by such Key Stockholder after the date hereof without use of, or reference to any non-public information of SPAC or the Company. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Key Stockholder gives SPAC or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that SPAC or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Key Stockholder shall reasonably cooperate with such efforts).

4.4 [Novator Capital Debt.

(a) Novator Capital agrees to take, or cause to be taken, all action, and to do or cause to be done, all things necessary and proper under the Novator Debt Documents to make effective the purpose of this Agreement and the transactions contemplated by the BCA, including without limitation, delivering all required notices, obtaining any and all required consents and approvals, effectuating any conversion and/or executing or causing to be executed any and all instruments thereunder, including granting any necessary waivers, in order to document the full payment and satisfaction of the Novator Debt Payment. Upon the effectiveness of the Novator Debt Payment, the Company’s records shall reflect that the Company Capital Stock repurchased thereby is no longer owned by Novator Capital and Novator Capital shall have no rights, interests and privileges with respect to such Company Capital Stock.

(b) A2R Transfer. Novator Capital acknowledges that in the Interim Period, A2R Holdings and/or PF Overseas Limited, each an existing stockholder of the Company, may transfer certain shares of Company Capital Stock to Novator Capital (such shares, the “A2R Shares” and such transfer, the “A2R Transfer”). Novator Capital acknowledges and agrees that in connection with the A2R Transfer, Novator Capital shall execute all necessary documents as requested by the Company to effectuate the A2R Transfer and deliver the same to the Company and all such A2R Shares shall be subject to the terms of this Agreement. Upon the effectiveness of the A2R Transfer, the Company’s records shall reflect that the A2R Shares are no longer owned by A2R Holdings and/or PF Overseas Limited and A2R Holdings and/or PF Overseas Limited shall have no rights, interests or privileges with respect to such shares.]1

1	NTD: To be included for Novator.

[Stockholder Transfer and Conversion.

(a) In connection with the Business Combination and during the Interim Period, SPAC and the Company agree that Namit Malhotra, the Chief Executive Officer of the Company and a Key Stockholder, shall have the right to transfer Company Options owned by him representing 375,505 Company Ordinary Shares (the “Founder Options”) to the undersigned Key Stockholder, A2R Holdings Limited (“A2R”). A2R shall have the right to: (i) exercise the Founder Options to convert them into a corresponding number of Company Ordinary Shares and (ii) convert 187,500 Class B convertible redeemable Preferred Shares of the Company and 336,924 Ordinary Shares I into a total of 524,424 Company Ordinary Shares.

(b) During the Interim Period, SPAC and the Company agree that A2R shall have the right to transfer certain shares of Company Capital Stock to Novator Capital and shall execute all necessary documents as requested by the Company to effectuate such transfers and deliver the same to the Company. Upon the effectiveness of the foregoing transfers, the Company’s records shall reflect that such shares are no longer owned by A2R Holdings and A2R Holdings shall have no rights, interests or privileges with respect to such shares.]2

[Company Repurchase Right.

(a) The undersigned Key Stockholder hereby acknowledges and agrees that pursuant to the BCA the Company shall have the right to repurchase a portion or all the shares of Capital Stock owned by PF Overseas Limited, a subsidiary of the undersigned Key Stockholder in connection with the Novator Debt Payment.

(b) During the Interim Period, SPAC and the Company agree that PF Overseas Limited shall have the right to transfer certain shares of Company Capital Stock to Novator Capital and shall execute all necessary documents as requested by the Company to effectuate such transfers and deliver the same to the Company. Upon the effectiveness of the foregoing transfers, the Company’s records shall reflect that such shares are no longer owned by PF Overseas Limited and PF Overseas Limited shall have no rights, interests or privileges with respect to such shares.]3

5. Representations and Warranties of the Key Stockholders. Each Key Stockholder hereby represents and warrants, severally and not jointly, to SPAC and the Company as follows:

5.1 Due Authority. Such Key Stockholder has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder. If such Key Stockholder is an individual, the signature to this agreement is genuine and such Key Stockholder has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Key Stockholder and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Key Stockholder, enforceable against such Key Stockholder in accordance with its terms, except as limited by applicable Enforceability Exceptions.

2	NTD: To be included for A2R.
3	NTD: To be included for PFL.

5.2 Ownership of the Company Securities. As of the date hereof, such Key Stockholder is the owner of the Company Securities set forth opposite such Key Stockholder’s name on Schedule A, free and clear of any and all Liens, options, rights of first refusal and limitations on such Key Stockholder’s voting rights, other than transfer restrictions under applicable securities laws or the Company Articles of Association or any equivalent organizational documents of the Company, as applicable. Such Key Stockholder has sole voting power (including the right to control such vote as contemplated herein), power of disposition and power to issue instructions with respect to all Company Securities currently owned by such Key Stockholder, and the power to agree to all of the matters applicable to such Key Stockholder set forth in this Agreement. As of the date hereof, such Key Stockholder does not own any Company Securities other than the Company Securities set forth opposite such Key Stockholder’s name on Schedule A. As of the date hereof, such Key Stockholder does not own any rights to purchase or acquire any Company Securities.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Key Stockholder does not, and the performance by such Key Stockholder of the obligations under this Agreement and the compliance by such Key Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Key Stockholder, (ii) if such Key Stockholder is an entity, conflict with or violate the Company Articles of Association or any equivalent organizational documents of the Company or such Key Stockholder, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Securities owned by such Key Stockholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Key Stockholder is a party or by which such Key Stockholder is bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Key Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by such Key Stockholder does not, and the performance of this Agreement by such Key Stockholder will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority or any other Person with respect to such Key Stockholder, other than those set forth as conditions to closing in the BCA.

5.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Key Stockholder after reasonable inquiry, threatened against such Key Stockholder that would reasonably be expected to materially impair the ability of such Key Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. Such Key Stockholder has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Company Securities owned by such Key Stockholder (other than as contemplated by this Agreement and the Company Voting Agreement), (ii) granted any proxy, consent or power of attorney with respect to any Company Securities owned by such Key Stockholder (other than as contemplated by this Agreement and the Company Voting Agreement) or (iii) entered into any agreement, arrangement or understanding that would prohibit or prevent it from satisfying or would materially interfere with, or is otherwise materially inconsistent with, its obligations pursuant to this Agreement.

5.6 Broker. Except as described in Section 3.20 of the BCA, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by such Key Stockholder, for which the Company or any of its Affiliates may become liable.

5.7 Adequate Information. Such Key Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC or the Company and based on such information as such Key Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Key Stockholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Key Stockholder acknowledges that the agreements contained herein with respect to the Company Securities held by such Key Stockholder are irrevocable.

6. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of any Key Stockholder from serving on the board of directors of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director of the Company. Each Key Stockholder is entering into this Agreement solely in its capacity as the owner of such Key Stockholder’s Company Securities.

7. Termination. This Agreement shall terminate and be of no further force or effect at the Expiration Time. Notwithstanding the foregoing sentence, this Section 7 and Section 11 shall survive any termination of this Agreement. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 7 shall relieve any party hereto of liability for any willful material breach of this Agreement or fraud prior to its termination.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to any Key Stockholder’s Company Securities. All rights, ownership and economic benefits of and relating to each Key Stockholder’s Company Securities shall remain fully vested in and belong to such Key Stockholder’s, and SPAC shall have no authority to direct any Key Stockholder in the voting or disposition of any of Company Securities except as otherwise provided herein.

9. Exclusivity.

(a) Each Key Stockholder, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations regarding, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal in violation of Section 7.12 of the Business Combination Agreement. Each Key Stockholder shall, and shall direct its respective representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal (other than the transactions contemplated by the Business Combination Agreement) to the extent required by the applicable provisions of the Business Combination Agreement. Each Key Stockholder may respond to any unsolicited proposal regarding an Acquisition Proposal by indicating that the Company is subject to an exclusivity agreement and that such Key Stockholder is unable to provide any non-public information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal for as long as the Business Combination Agreement remains in effect.

(b) Notwithstanding anything in this Agreement to the contrary, (i) no Key Stockholder shall be responsible, in its capacity as a stockholder of the Company, for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors, employees and professional advisors (each in their capacity as such) of the Company, including any such persons that are also officers, directors, employees, representatives, or agents of such Key Stockholder (the “Company Related Parties”), with respect to any of the matters contemplated by this Section 9, (ii) no Key Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties with respect to any of the matters contemplated by this Section 9, (iii) any breach by the Company of its obligations under Section 7.12 of the Business Combination Agreement shall not be considered a breach of this Section 9 (it being understood that each Key Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 9) and (iv) to the extent the Company complies with its obligations under Section 7.12 of the Business Combination Agreement and participates in discussions or negotiations with a Person regarding an Acquisition Proposal, each Key Stockholder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company is permitted to do so under Section 7.12 of the Business Combination Agreement.

10. SPAC Shares. If any Key Stockholder has, or during the term of this Agreement acquires, record or beneficial ownership of any Svac Class A Ordinary Shares or Svac Class B Ordinary Shares of SPAC (all such Class A Ordinary Shares and Class B Ordinary Shares of SPAC, the “SPAC Ordinary Shares”), Sections 2 and 3 of this Agreement will also apply mutatis mutandis to such Key Stockholder’s ownership of such SPAC Ordinary Shares, any meeting of holders of SPAC Ordinary Shares (the “SPAC Shareholders”) relating to the Business Combination Agreement and any related approval by SPAC Shareholders. In addition, to the extent any Key Stockholder has or acquires SPAC Shares prior to the termination of this Agreement, such Key Stockholder agrees not to exercise any SPAC Shareholder redemption rights in connection with any transaction contemplated by the Business Combination Agreement.

11. Miscellaneous.

11.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.2 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time. Notwithstanding the foregoing, this Section 11.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Company Exchange Effective Time (as defined in the BCA) or the termination of this Agreement.

11.3 Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.1. Subject to the first sentence of this Section 11.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 11.3 shall be void.

11.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

11.5 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or a New York State Court sitting in New York City (the “Chosen Courts”) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (1) any defense in any action for specific performance that a remedy at Law would be adequate and (2) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

11.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses, and such communications, to be valid, must be addressed as follows:

(i)	if to SPAC, to:

Sports Ventures Acquisition Corp.
9705 Collins Ave 1901
Bal Harbour, FL 33154
Attention: Alan Kestenbaum, CEO
Email: AK@bi15.com

with a copy (which shall not constitute notice) to:

Arent Fox LLP
800 Boylston Street, 32nd Floor,

Boston, MA 02199
Attention: Tal M. Unrad; Michael Andresino
Email: tal.unrad@arentfox.com; michael.andresino@arentfox.com

(ii)	if to the Company or Holdings, to:

Prime Focus World N.V
160 Great Portland St. Fitzrovia

London. W1W 5QA

Attention: General Counsel
Email: cpfl@dneg.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk; Lewis Kneib
Email: steven.stokdyk@lw.com; lewis.kneib@lw.com

(iii) if to a Key Stockholder, to the address for notice set forth opposite such Key Stockholder’s name on Schedule A hereto,

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk; Lewis Kneib
Email: steven.stokdyk@lw.com; lewis.kneib@lw.com

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

11.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Action based upon, arising out of or related to this Agreement shall be brought in the Chosen Courts, so long as one of such courts shall have subject matter jurisdiction over such Action. Any cause of action arising out of this Agreement or any transactions contemplated hereby shall be deemed to have arisen from a transaction of business in the state of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement or any transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgements obtained in any Action brought pursuant to this Agreement.

11.8 WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions CONTEMPLATED HEREBY. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the otherS hereto have been induced to enter into this Agreement and the Transactions CONTEMPLATED HEREBY, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.

11.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and is not intended to confer upon any other Person other than the parties hereto any rights or remedies.

11.10 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

11.11 Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document. Each Key Stockholder acknowledges that Latham & Watkins LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the Transactions, and that such firm is not acting as counsel to any Key Stockholder.

11.13 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

11.14 Further Assurances. At the request of SPAC or the Company, in the case of any Key Stockholder, or at the reasonable request of the Key Stockholder, in the case of SPAC or the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

11.15 Waiver. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.16 Several Liability. The liability of any Key Stockholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Key Stockholder be liable for any other Key Stockholder’s breach of such other Key Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.

11.17 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

SPORTS VENTURES ACQUISITION CORP.

By:
Name:
Title:

PRIME FOCUS WORLD N.V.

By:
Name:
Title:

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

[STOCKHOLDER]

By:

By:
Name:
Title:

Schedule A

Key Stockholder	Address for Notice	Shares of Company Ordinary Shares	Shares of Company Preferred Shares

EXHIBIT F

Form of PFL Agreement

EXHIBIT F

PFL AGREEMENT

This PFL AGREEMENT (this “Agreement”) is entered into as of [●], 2022 (“Effective Date”), by and between Prime Focus World N.V., a public limited liability company incorporated in the Netherlands (the “Company”) and Prime Focus Limited, a company incorporated in India (“PFL”).

WHEREAS, the Company, PF Overseas Limited, a limited liability company incorporated in Mauritius (“PF Overseas”) and Prime Focus 3D Cooperatief U.A, a Dutch cooperative association (“Dutch Co-op”) are each party to that certain Business Combination Agreement by and between the Company, Dutch Co-op, PF Overseas and other parties thereto, dated as of [●], 2022 (the “Business Combination Agreement”);

WHEREAS, as of the Effective Date, PFL indirectly holds an 85% ownership interest in the Company through PF Overseas and Dutch Co-op, and is a Controlling Shareholder of the Company;

WHEREAS, in connection with the consummation of the Business Combination Agreement, PFL will receive substantial value and material benefit, given its ownership interest in the Company (the “Benefit”); and

WHEREAS, in consideration of the Benefit, PFL has agreed to not engage in a Competing Business (as defined below) with the Company under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and representations, Dutch Co-op and PF Overseas hereby agree as follows:

Section 1. Certain Defined Terms.

(a) “Affiliate” means, with respect to any Person (i) a director, officer, member, manager or stockholder of that Person, (ii) a spouse, parent, sibling or descendant of that Person (or spouse, parent, sibling or descendant of any director or officer of that Person), and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, that Person. For the avoidance of doubt, Novator Capital Limited and/or its Affiliates shall not be considered an “Affiliate” of PFL.

(b) “Competing Business” shall mean whether directly or indirectly, a company, an undertaking, a business, a business operation or other enterprise or entity which from time to time itself or through one or more of its subsidiary undertakings, provides visual special effects services comprising photoreal image generation, two dimension to three dimension content conversion and animation services for visual content used in film, television, gaming and over-the-top services as conducted by the DNEG Group during this Agreement. Notwithstanding the foregoing, the parties acknowledge that PFL is in the business of the development, production, commercialization, marketing, sale, licensing, consumption, provision or creation of content and may continue in such business.

(c) “Control” or “Controlling” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Controlled Affiliate” means, any Person that is, directly or indirectly, through one or more intermediaries, controlled by such Person.

(e) “DNEG Group” means the Company and its Subsidiaries.

(f) “Governmental Entity” means any federal, state, local or foreign political subdivision, court, administrative agency, commission or department or other governmental authority or instrumentality.

(g) “Law” means any law, statute, treaty, rule, directive or regulation or Order of any Governmental Entity.

(h) “Order” means a judgment, writ, decree, compliance Agreement, injunction or order of any Governmental Entity or arbitrator.

(i) “Ordinary Shares” means the Company’s Ordinary Shares I and the Ordinary Shares II.

(j) “Person” shall be construed broadly and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity including a Governmental Entity.

(k) “Proceedings” means actions, suits, claims, investigations or legal, administrative or arbitration proceedings.

(l) “Restricted Period” means the period commencing on the Effective Date through the fourth anniversary of such date.

(m) “Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

Section 2. Non-Competition.

(a) Subject to Section 2(c) and Section 4 of this Agreement, PFL undertakes to the Company that neither it nor any of its Controlled Affiliates shall operate, establish, own an equity interest in, serve as a director, officer, or advisor to, or acquire a Competing Business outside of the DNEG Group (including soliciting any of the DNEG Group’s customers for a Competing Business) anywhere in the world during the Restricted Period.

(b) The restrictions contained in Sections 2(a) above shall not prohibit, after the effective date of the Business Combination Agreement, (i) PFL or (ii) any of PFL’s Controlled Affiliates from being entitled to acquire up to (but not more than) five percent (5%) in aggregate of the shares of any class of any company engaged in business that would constitute a Competing Business, provided the shares of such company are listed on a recognized stock exchange. For avoidance of doubt, it is clarified that for the purposes of this Section 2(b), the term “Controlled Affiliate” shall not include the entities forming part of the DNEG Group.

(c) Each of PFL and the Company acknowledges that the duration, extent and application of the restrictions in Section 2(a) and Section 2(b) are no greater than is reasonable and necessary for the protection of the interests of the Company but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, such restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

(d) PFL undertakes to promptly inform the Company in writing after the date of this Agreement if it or any of its Controlled Affiliates acquires any interest whatsoever in any Competing Business or other ventures or interests which could give rise to a conflict of interest between PFL and the DNEG Group.

Section 3. Non-Solicitation.

(a) During the Restricted Period, save (i) with the prior written consent of the Company and (ii) in respect of Namit Malhotra who is a director on the board of the Company and PFL, PFL undertakes to the Company that, it shall not solicit for service or employment anywhere in the world, any of the executive directors of the Company or any other member of the executive management team of the DNEG Group in each case at the relevant time, provided that the foregoing provisions shall not prohibit the solicitation or employment of any such person (i) resulting from general advertisements for employment conducted by PFL (including any recruitment efforts conducted by any recruitment agency, provided that none of PFL or its Controlled Affiliates, nor any agent thereof has not directed such recruitment efforts at such person), (ii) if such person approaches PFL on an unsolicited basis, or (iii) if such person has ceased to be employed by the DNEG Group for at least six (6) months prior to his/her solicitation or employment by PFL.

(b) During the Restricted Period, save (i) with the prior written consent of PFL and (ii) in respect of Namit Malhotra who is a director on the board of the Company and PFL, the Company undertakes to PFL that the Company shall not solicit for service or employment anywhere in the world any of the executive directors of PFL or any other member of the executive management team of PFL in each case at the relevant time, provided that the foregoing provisions shall not prohibit the solicitation or employment of any such person (i) resulting from general advertisements for employment conducted by the Company (including any recruitment efforts conducted by any recruitment agency, provided that the Company has not directed such recruitment efforts at such person), (ii) if such person approaches the Company on an unsolicited basis or (iii) has ceased to be employed by PFL for at least six (6) months prior to his/her solicitation or employment by the Company.

Section 4. Condition, Duration and Termination.

(a) This Agreement is conditional upon, and shall take effect on, the Business Combination Agreement becoming effective and shall continue in respect of PFL during the Restricted Period for so long as PFL, together with its Controlled Affiliates, is entitled to exercise or to control, directly or indirectly five percent (5%) or more of the rights to vote at any meeting of shareholders of the Company. This Agreement shall terminate immediately if PFL together with its Controlled Affiliates, ceases to be entitled to exercise or to control, directly or indirectly five percent (5%) or more of the rights to vote at any meeting of shareholders of the Company.

(b) If PFL distributes some or all of its Ordinary Shares to its Controlled Affiliate(s) and following such distribution any Controlled Affiliate(s) of PFL is or becomes a holder of five percent (5%) or more of the Company’s securities, then the Company agrees, and PFL agrees to procure, as a condition to such transfer, a counterpart signature page hereto of such Controlled Affiliate, and such Controlled Affiliate shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to PFL.

(c) Notwithstanding anything to the contrary contained herein, in the event PFL completes a transaction or series of transactions that result in a change of control of PFL (including by merger, consolidation, reorganization or a sale of all or substantially all of the assets of PFL), this Agreement shall only apply to the successor entity to PFL and its Controlled Affiliates in connection with such transaction or series of transactions. For the avoidance of doubt, this Agreement shall not bind any other Affiliates of such successor entity.

Section 5. Confidentiality, Disclosure of Information.

(a) Each party understands and acknowledges that it has had and will or may continue to have access to and will or may learn information confidential and proprietary to the business and operations of the other party and its Affiliates (collectively, the “Confidential Information”). Each party shall, and shall direct its employees, attorneys, accountants, consultants and other agents and representatives who have a need to know in connection with such party’s respective business and operations to exercise at least the same degree of care to safeguard any Confidential Information of the other party as such party takes to protect its own confidential information and to take reasonable steps to prevent any unauthorized disclosure of the Confidential Information, provided that each party shall ensure that the Confidential Information shall not be disclosed for reasons other than as reasonably required in connection with such party’s respective business and operations.

(b) Notwithstanding the provisions of this Agreement to the contrary, neither party shall have any liability to the other party for the disclosure or use of Confidential Information if such Confidential Information:

(i) is rightfully known to the Person receiving Confidential Information without restriction at the time of disclosure of such Confidential Information by the receiving party to such Person other than as the result of a breach of this Section 5 by the receiving party or any of its Affiliates;

(ii) has been or becomes publicly known, or has been or is publicly disclosed by the disclosing party or any of its Affiliates, other than as the result of a breach of this Section 5 by the receiving party or any of its Affiliates;

(iii) is rightfully received by the receiving party after the date of this Agreement without restriction from a third Person as shown by the receiving party’s contemporaneous, documented records (unless such third Person is under an obligation of confidentiality to the disclosing party or any of its Affiliates); or

(iv) is disclosed with the written approval of the disclosing party.

(c) No party shall make nor, in the case of the Company, permit any other member of the DNEG Group to make and, in the case of PFL (insofar as is within their power and control), permit any of its Affiliates to make any announcement concerning the subject matter of this Agreement save as required by Law or by the rules of any governmental or other regulatory body to which such party is subject or submits, in which case such party shall (to the extent permitted) use its reasonable best efforts to consult with the other party prior to making any such announcement.

(d) These restrictions will not prevent either party or any of its Affiliates from making any disclosure required by Law or regulations, provided that such disclosure shall be limited to the extent so required and, to the extent reasonably practicable, if the receiving party or any of its Affiliates are required to disclose Confidential Information of the disclosing party, the receiving party shall, to the extent possible and permissible under applicable Law, provide prompt notice of the intent of the receiving party to so disclose such Confidential Information and shall reasonably cooperate with the disclosing party, at the disclosing party’s expense, in seeking suitable confidentiality protections.

Section 6. Representations and Warranties. Each party hereby represents and warrants to the other party that (i) the execution, delivery and performance of this Agreement by such party does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which it is a party or any Order to which it is subject, (ii) it is not party to or bound by any consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person that is inconsistent with the provisions of this Agreement and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement will be a valid and binding obligation of such party.

Section 7. Conduct of Transactions and Relationships. Nothing in this Agreement shall prevent:

(a) PFL and any of its Controlled Affiliates from taking any actions required by applicable Laws or regulations;

(b) without prejudice to the generality of the foregoing, PFL and any of its Controlled Affiliates from exercising the rights attaching to their Ordinary Shares as they see fit in their absolute discretion (save as expressly prohibited hereunder or under any other contractual restrictions);

(c) without prejudice to the generality of the foregoing, PFL and any of its Controlled Affiliates from acquiring or otherwise dealing with any interests in the shares of the Company and of any member of the DNEG Group (subject always to applicable legal, regulatory or contractual restrictions which apply to such interests from time to time); and

(d) without prejudice to the generality of the foregoing, PFL and any of its Controlled Affiliates from becoming a party to a merger, amalgamation or consolidation with a Competing Business, or effecting any asset acquisition or stock acquisition of PFL by a Competing Business; provided however, that PFL and its Controlled Affiliates or the operations thereof, whether existing as a stand-alone subsidiary or part of a consolidated entity shall remain subject to the terms of this Agreement. For the purposes of clarity, no merger, amalgamation or consolidation by any of PFL and any of its Controlled Affiliates with and into a Competing Business shall serve to eliminate or negate any restrictions imposed on such parties or their businesses under this Agreement.

Section 8. General Provisions.

(a) Severability. The parties want the provisions of this Agreement to be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, that provision, as to that jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction. Notwithstanding the foregoing, if that provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in that jurisdiction, it shall, as to that jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

(b) Complete Agreement. This Agreement contains the entire Agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, Agreements or representations by or between the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party and its respective successors and permitted assigns. Notwithstanding anything in this Agreement to the contrary, neither party shall assign this Agreement without the other party’s prior written consent, and any purported assignment in violation of this Section 8(c) shall be void and of no effect.

(d) Governing Law. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic Laws of the State of New York, without giving effect to any choice or conflicts of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the Laws of the jurisdiction other than the State of New York.

(e) Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX BUSINESS TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WANT APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES WANT THEIR DISPUTES TO BE RESOLVED BY A JUDGE APPLYING THOSE APPLICABLE LAWS. ACCORDINGLY, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES TO THIS AGREEMENT RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH ITS LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f) Consent to Jurisdiction; Service of Process. THE COURTS OF ENGLAND AND WALES (the “Chosen Courts”) SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES TO THIS AGREEMENT RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF ANY SUCH CHOSEN COURT IN ANY SUCH ACTION OR PROCEEDING OR FOR RECOGNITION OF ANY JUDGMENT AND (ii) WAIVES (A) ANY OBJECTION TO THE LAYING OF VENUE OF, AND (B) ANY DEFENSE BASED ON AN INCONVENIENT FORUM IN, ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. SERVICE OF ANY PROCESS OR OTHER DOCUMENT BY NATIONALLY RECOGNIZED OVERNIGHT COURIER TO THE ADDRESS FOR THE PARTY RECEIVING THAT SERVICE SET OUT ABOVE, OR SUCH OTHER ADDRESS AS THAT PARTY MAY SPECIFY IN WRITING TO THE PARTY SERVING THAT PROCESS FROM TIME TO TIME, SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION OR PROCEEDING IN ANY SUCH CHOSEN COURT.

(g) Injunctive Relief and Enforcement. The parties acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company and its investors to enter into the Business Combination Agreement, and consummate the transactions contemplated thereby. PFL acknowledges that a breach or threatened breach of this Agreement could give rise to irreparable harm to the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by PFL or its Controlled Affiliates of any such obligations, the Company shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from the Chosen Court (without any requirement to post bond), and that after such relief is obtained from the Chosen Court, the Company shall be authorized to present such order for immediate enforcement by any court of applicable jurisdiction. PFL shall not oppose the enforcement of such order for relief in any foreign court on the basis of any applicable law other than the law referenced in this Agreement, nor on the basis of public policy, lack of jurisdiction in the Chosen Court, lack of comity, inability to properly defend or contest such suit or order, undue hardship, economic considerations, or for any other reason. PFL expressly consents to the enforcement of any such order issued by the Chosen Courts by the federal and state courts located in New York County, New York, U.S.A. and courts in India in accordance with the applicable provision of the Code of Civil Procedure, 1908 or any other applicable laws, and PFL expressly acknowledges that the enforcement of any order of the Chosen Court, or the provisions of this Agreement, shall not amount to an unfair restraint of trade.

(h) Amendment and Waiver. This Agreement shall not be altered or otherwise amended or terminated except pursuant to an instrument in writing signed by or on behalf of each of the parties. No waiver by any party of any default, misrepresentation or breach under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

(i) Survival. Upon such termination, all obligations of any party to this Agreement shall terminate save for any party’s accrued rights and obligations and the provisions of Section 1 (Certain Defined Terms), Section 5 (Confidentiality, Disclosure of Information), and Section 8 (General Provisions) which shall survive termination of this Agreement.

(j) Further Actions. Each party shall do (including exercising all voting rights and powers (direct and indirect) available to it in relation to any person and/or the Company) and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

(k) No Partnership. No provision of this Agreement creates a partnership between the parties or makes a party the agent of any other party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for any other party in any way or for any purpose.

(l) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(m) Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Counterpart signatures to this Agreement delivered via electronic transmission shall be acceptable and binding.

(n) Construction.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa.

(ii) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(o) Notices. All notices, amendments, waivers, or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent electronically, sent by nationally-recognized overnight or second day delivery courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company or PFL to:

Prime Focus World N.V
160 Great Portland St. Fitzrovia

London. W1W 5QA

Attention: General Counsel
Email: cpfl@dneg.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk; Lewis Kneib
Email: steven.stokdyk@lw.com; lewis.kneib@lw.com

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery electronically, on the date of that delivery if delivered during business hours on a business day or, if not delivered during business hours on a business day, the first business day thereafter, (ii) in the case of delivery by nationally-recognized overnight or second day delivery courier, on the business day delivered, (iii) in the case of mailing, on the third business day following mailing and (iv) in the case of electronic mail transmission, upon confirmation of receipt. A copy of any notice or other communication sent electronically shall also be sent on the same day, or, if sent after business hours or on a day that is not a business day, no later than the next business day by registered or certified mail (return receipt requested) or by nationally recognized overnight or second day delivery courier. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party notice in the manner herein set forth.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties to this Agreement has duly executed this Agreement as of the date first written above.

PRIME FOCUS WORLD N.V

By:
Name:
Title:

PRIME FOCUS LIMITED

By:
Name:
Title: